Exhibit 2.1
Agreement with Respect to the Sale of Partnership Interests in
Penreco, a Texas General Partnership,
by and among
ConocoPhillips Company and M.E. Zukerman Specialty Oil Corporation,
as Sellers,
and
Calumet Specialty Products Partners, L.P.,
as Purchaser.
October 19, 2007

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ANNEXES AND EXHIBITS

Annex A	Definitions

Exhibit A	Form of Assignment and Assumption-Seller’s Interest
Exhibit B	Form of Transition Services Agreement
Exhibit C-1	Form of Noncompetition Agreement — ConocoPhillips
Exhibit C-2	Form of Noncompetition Agreement — M.E. Zukerman & Co. Incorporated
Exhibit D	Form of Feedstock Agreement (Base Oil)
Exhibit E	Form of Feedstock Agreement (LVT)
Exhibit F	Form of Feedstock Agreement (HDW Diesel)
Exhibit G	Form of LVT Unit Agreement
Exhibit H	Form of Zukerman Guaranty

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AGREEMENT
     This agreement (including any annex, exhibit or schedule to this agreement, the “Agreement”) is dated as of October 19, 2007 (the “Effective Date”), and is made by and among ConocoPhillips Company, a Delaware corporation (“ConocoPhillips”), and M.E. Zukerman Specialty Oil Corporation, a Delaware corporation (“Zukerman” and, together with ConocoPhillips, “Sellers” and each a “Seller”), and Calumet Specialty Products Partners, L.P., a Delaware limited partnership (“Purchaser”). Purchaser and each Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
Recitals
     First, Penreco is a Texas general partnership existing pursuant to the Penreco Partnership Agreement, as amended (the “Partnership Agreement”) between Sellers.
     Second, each Seller owns a 50% general partnership interest in Penreco (each, a “Seller’s Interest”) and Sellers together own all of Penreco.
     Third, Purchaser desires to purchase from each Seller, and each Seller desires to sell to Purchaser, at the Closing (as hereinafter defined), all of each Seller’s Seller’s Interest, upon the terms and subject to the conditions set forth herein.
     Now, therefore, the Parties agree as follows:
ARTICLE I
Certain Definitions
          Section 1.1 Usage.
     (a) Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms.
     (b) References in this Agreement to Sections, Annexes, Exhibits and Schedules shall be deemed to be references to Sections of, and Annexes, Exhibits and Schedules to, this Agreement unless the context requires otherwise.
     (c) All Annexes, Exhibits and Schedules attached to this Agreement shall be deemed incorporated herein as if set forth in full.
     (d) The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive.
     (e) The words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.
     (f) Words importing the singular include the plural and vice versa and the masculine, feminine and neuter genders include all genders.

     (g) The words “commercially reasonable efforts” shall mean the use of reasonable efforts conducted in good faith in a commercially reasonable manner.
     (h) Whenever any Party is permitted or required to make a decision or act in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such Party shall be entitled to consider only such interest and factors as it desires, including its own interest, and shall not be subject to any other or different standard that might be imposed by any other authority.
          Section 1.2 Definitions
     Terms defined herein shall have the meanings accorded to them herein and in Annex A.
ARTICLE II
Sale of the Seller’s Interests; Closing
          Section 2.1 Purchase and Sale.
     On the terms and subject to the conditions of this Agreement, at the Closing and in consideration of the Purchase Price (which may be adjusted as set forth herein) (a) each Seller will sell, transfer and deliver its Seller’s Interest to Purchaser; (b) Purchaser will purchase each Seller’s Interest and will assume the Assumed Liabilities.
          Section 2.2 Closing.
     The closing (“Closing”) of the purchase and sale of both Sellers’ Seller’s Interests and the assignment and assumption of the Assumed Liabilities shall be held at the offices of ConocoPhillips, 600 North Dairy Ashford Road, Houston, Texas 77079, at 9:00 a.m., local time in Houston, Texas, on the last business day of the month in which all conditions precedent to the Closing have been satisfied or waived, or at such other place and time to which the Parties agree, and the transactions to be effected at Closing shall be deemed to be effective at the beginning of the first day of the month following the Closing (the “Transaction Date”).
          Section 2.3 Transactions to be Effected Prior to Closing.
     Without limiting the foregoing, prior to the Closing:
     (a) Sellers will cause Penreco to distribute to its subsidiary, Magie Bros. Oil Company, all of Penreco’s right, title and interest in and to assets (the “Franklin Park Assets”) located at Penreco’s Franklin Park, Illinois facility (the “Franklin Park Facility”) and identified in Schedule 2.3(a)(1). Contemporaneously with such distribution or transfer, Magie Bros. Oil Company (i) shall assume Penreco’s obligations in connection with the contracts and Penreco Benefit Plans identified in Schedule 2.3(a)(2), (ii) shall (A) recognize the International Brotherhood of Teamsters, Local No. 710 (“Local No. 710”) as the exclusive representative of the bargaining unit covered by the April 1, 2003 collective bargaining agreement between Penreco (doing business as Magie Bros. Oil Co.) and Local No. 710 (the “Local No. 710 Agreement”), (B) shall adopt the Local No. 710 Agreement, and (C) the Local No. 710 Agreement shall remain in full force and effect for its duration or until terminated by agreement of Local No. 710 and Magie Bros. Oil Company, (iii) shall (A) recognize the Warehouse and Mail Order Employees Union, Local No. 743 (“Local No. 743”) as the exclusive representative of the bargaining unit covered by the April 1, 2004 collective bargaining agreement between Penreco (doing business as Magie Brothers Oil Co.) and Local No. 743 (the “Local No. 743 Agreement”), (B) shall adopt the Local No. 743 Agreement, and (C) the Local No. 743 Agreement shall remain in full force and effect for its duration or until terminated by agreement of Local No. 743 and Magie Bros. Oil Company, (iv) shall employ all individuals represented by Local No. 710 or Local No. 743 who are employed by Penreco at the time of such distribution or transfer and (v) shall cause Penreco to terminate Penreco’s sponsorship and participation in the Penreco Benefit Plans listed on Schedule 2.3(a)(2) and shall cause Magie Bros. Oil Company to assume sponsorship of all such plans.
     (b) Sellers will cause Penreco to distribute 50% of the shares of Magie Bros. Oil Company to ConocoPhillips, and 50% of the shares of Magie Bros. Oil Company to Zukerman, whereupon Sellers shall cause the name of Magie Bros. Oil Company to be changed to a name that does not include any of Penreco’s trademarks or trade names.
     (c) Sellers will cause Penreco to dissolve its subsidiaries, Penreco (BVI) Holding Company Ltd., a British Virgin Islands corporation, and Penreco, Inc., a Delaware corporation, or to merge any or all such subsidiaries into Magie Bros. Oil Company.
     (d) Subject to a commercially reasonable confidentiality agreement, Sellers will cause Penreco to allow a prospective Karns City Trucking Transferee (as that term is defined in Section 2.4(a)(i)) to inspect the Karns City Trucking Assets (as that term is defined in Section 2.4(a)) and will provide such other information as may reasonably be necessary to enable such Person to evaluate the business associated with the Karns City Trucking Assets.
     (e) Sellers will cause Penreco to terminate the Long Term Incentive Plans, and Sellers shall retain or assume, and shall satisfy, all liabilities associated with the Long Term Incentive Plans.
     (f) Sellers will cause Penreco to terminate the Salary Continuation Plan, and Sellers shall retain or assume, and shall satisfy, any liabilities associated with the Salary Continuation Plan.
          Section 2.4 Transactions to be Effected at Closing.
     Without limiting the foregoing, at the Closing:
     (a) Sellers will cause Penreco to convey to a Person reasonably acceptable to Sellers identified by Purchaser (or, at Purchaser’s sole option, to Purchaser) all of Penreco’s right, title and interest in and to Penreco’s assets used in connection with trucking operations at Karns City, Pennsylvania, and identified in Schedule 2.4(a)(1) (the “Karns City Trucking Assets”). Contemporaneously with such conveyance:
     (i) the transferee of such assets (the “Karns City Trucking Transferee”) (A) shall assume Penreco’s obligations in connection with the contracts and Penreco’s sponsorship and participation in Penreco Benefit Plans identified in Schedule 2.4(a)(2), (B) shall recognize the Automotive Chauffeurs, Parts, Garage and Airline Employees Local Union No. 926 (“Local No. 926”) as the exclusive representative of the bargaining unit covered by the April 1, 2004 collective bargaining agreement between Penreco and Local No. 926 (the “Local No. 926 Agreement”), (C) shall offer to assume and adopt, agree to assume and adopt, and upon request by Local No. 926, assume and adopt the Local No. 926 Agreement, (D) shall cause the Local No. 926 Agreement to remain in full force and effect for its duration or until terminated by agreement of Local No. 926 and the Karns City Trucking Transferee; and (E) shall offer to employ and shall employ all individuals represented by Local No. 926 who are employed by Penreco immediately prior to the time of such conveyance, and provide to them the wages, hours, benefits and other terms and conditions of employment provided in the Local No. 926 Agreement;
     (ii) Sellers shall pay to the Karns City Trucking Transferee an amount equal to the amount Penreco would have paid to the trustees of the Western Pennsylvania Teamsters and Employers Pension Fund if Penreco had withdrawn from such Fund at the date of such conveyance, provided that if such amount is not determinable at such date, then such payment shall be made as soon as practical after such amount is conclusively determined;
     (iii) Sellers shall indemnify (on a first dollar basis, with no basket and no cap, notwithstanding anything else in this Agreement to the contrary) the Karns City Trucking Transferee for unavoidable employee costs associated with the transfer of the Karns City Trucking Assets, if any; and
     (iv) Purchaser shall enter an agreement with the Karns City Trucking Transferee pursuant to which the Karns City Trucking Transferee will provide trucking services for the benefit of Purchaser for a period ending concurrently with the current term of the Local No. 926 Agreement on reasonable terms in view of the requirements of the Local No. 926 Agreement, provided that if Purchaser has failed to identify a Karns City Trucking Transferee other than itself at the time when all other conditions to Closing have been satisfied, then Purchaser shall become the Karns City Trucking Transferee.
     (b) Each Seller will deliver to Purchaser (i) an assignment of its Seller’s Interest in the form of EXHIBIT A and (ii) such other documents as Purchaser may reasonably require to demonstrate satisfaction of the conditions and each Seller’s compliance with the covenants set forth herein.
     (c) Purchaser will deliver to each Seller (i) half of (A) $240,000,000 (two hundred forty million dollars) plus (B) the Preliminary Working Capital Adjustment (all as adjusted pursuant to Section 2.5 and Section 2.6, the “Purchase Price”) by wire transfer of immediately available funds to accounts specified by each Seller, (ii) an assumption of the Assumed Liabilities in the form of EXHIBIT A, and (iii) such other documents as Sellers may reasonably require to demonstrate satisfaction of the conditions and Purchaser’s compliance with the covenants set forth herein.
     (d) Sellers shall be deemed to have withdrawn from Penreco.
          Section 2.5 Post-Closing Purchase Price Adjustment.
     (a) If the Final Working Capital Amount is greater than the Preliminary Working Capital Amount, on the Post-Closing Settlement Date, Purchaser shall deliver to each Seller an amount equal to one-half of the absolute value of the difference between the Final Working Capital Amount and the Preliminary Working Capital Amount, by wire transfer of immediately available funds to accounts specified by each Seller.
     (b) If the Final Working Capital Amount is less than the Preliminary Working Capital Amount, on the Post-Closing Settlement Date, each Seller shall pay to an account designated by Purchaser, in immediately available funds, an amount equal to one-half of the absolute value of the difference between the Final Working Capital Amount and the Preliminary Working Capital Amount.
     (c) If Purchaser and Sellers fail to agree on the amount of the Final Working Capital Amount within 90 days after the Transaction Date, then any Party with notice to each other Party may submit the specific matters in dispute to Deloitte & Touche LLP or such other nationally recognized independent accounting firm as may be approved by Purchaser and Sellers, which accounting firm shall render its opinion as to such matters. Based on such opinion, such accounting firm will then send to Purchaser and Sellers its determination in writing on the specific matters in dispute and its resulting determination of the Final Working Capital Amount, which determination shall be final and binding on the Parties hereto. The Final Working Capital Amount, including revisions, if any, made by such accounting firm, shall then become final and binding on the Parties hereto and the Purchase Price shall be adjusted as described in paragraphs (a) and (b) above. One half of the fees and other costs charged by the independent accounting firm shall be borne by Purchaser and one half of such fees and costs shall be borne by Sellers equally.
          Section 2.6 Adjustments for Ad Valorem Taxes
     (a) To the extent that ad valorem Taxes owed by Penreco and attributable to the period before the Transaction Date (but not including ad valorem Taxes attributable to the Franklin Park Assets) have not been paid, at Closing the Purchase Price shall be reduced by an amount equal to such unpaid ad valorem Taxes, subject to adjustment in accordance with paragraph (b) below, and Purchaser shall pay, or cause Penreco to pay, such ad valorem Taxes in full when due.
     (b) If the applicable ad valorem Tax rates for the year in which the Transaction Date occurs have not been determined prior to Closing, the Purchase Price adjustments payable at Closing required by Section 2.6(a) shall be based upon the most recent available ad valorem Tax statements. When the actual amount of ad valorem Taxes for the current Tax year is known, Purchaser shall promptly advise Sellers of the proportionate share of actual ad valorem Taxes that constitutes pre-Closing ad valorem Taxes and furnish Sellers reasonably supporting documents evidencing the actual amount of such ad valorem Taxes. If the estimate of pre-Closing ad valorem Taxes made pursuant to this paragraph was less than the actual pre-Closing ad valorem Taxes and such deficiency is not taken into account in the calculation of the Purchase Price, each Seller shall pay Purchaser one half of such deficiency within ten days of receipt of such notice and reasonably supporting documents, and if such estimate was more than the actual pre-Closing ad valorem Taxes and such excess is not taken into account in the calculation of the Purchase Price, Purchaser shall, at the time such notice is given, refund one half of such excess to each Seller. For avoidance of doubt, Purchaser shall have no obligation with respect to ad valorem Taxes attributable to the Franklin Park Assets.
ARTICLE III
Representations and Warranties of ConocoPhillips
     ConocoPhillips hereby represents and warrants to Purchaser as follows as of the Effective Date and at Closing, unless some other date or time is specified:
          Section 3.1 Authority to Sell ConocoPhillips’ Seller’s Interest.
     ConocoPhillips is the owner of its Seller’s Interest. ConocoPhillips has full right, power and authority to sell, transfer, convey and deliver its Seller’s Interest to Purchaser, in accordance with the terms of this Agreement, free and clear of any and all Liens.
          Section 3.2 Authority Relative to this Agreement.
     (a) ConocoPhillips has the full corporate right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
     (b) The execution and delivery by ConocoPhillips of this Agreement and the consummation by ConocoPhillips of the transactions contemplated hereby have been duly and validly authorized by the Persons and in the manner required by ConocoPhillips’ organizational documents and no other corporate proceedings on the part of ConocoPhillips are necessary to authorize this Agreement or consummate the transactions contemplated by it.
     (c) This Agreement has been duly and validly executed and delivered by ConocoPhillips and constitutes a valid and binding agreement of ConocoPhillips, enforceable against ConocoPhillips in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to grant or deny enforcement of remedies generally based upon public policy.
          Section 3.3 Consents and Approvals; No Violation.
     Neither the execution and delivery of this Agreement by ConocoPhillips nor the consummation of the transactions contemplated hereby will, with respect to ConocoPhillips or its assets:
     (a) conflict with or result in any breach of any provision of the respective organizational documents of ConocoPhillips;

     (b) require any consent, Permit of, filing with or notification to, any Governmental Authority or any other Person, except in connection with the HSR Act;
     (c) result, or with the passage of time result, in a default (or give rise to any right of termination, cancellation or acceleration), or with the passage of time, the giving of notice or the taking of any action by a third party, would result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which ConocoPhillips is a party or by which ConocoPhillips or its assets may be bound; or
     (d) violate any Order or Regulation or Laws applicable to any of ConocoPhillips or its assets.
          Section 3.4 Litigation; Orders.
     (a) There are no lawsuits, actions, administrative or other proceedings (including any proceedings in arbitration) or governmental investigations pending or, to ConocoPhillips’ Knowledge, threatened against or relating to ConocoPhillips or its assets, at law or in equity, in any court or arbitration proceeding or before or by any Governmental Authority that would materially and adversely affect the validity or enforceability of this Agreement as to ConocoPhillips or the ability of ConocoPhillips to perform its obligations under this Agreement or that would prevent or delay in any material respect the consummation of the transactions contemplated hereby.
     (b) ConocoPhillips is not subject to any outstanding Order that would prevent or delay the consummation of the transactions contemplated hereby.
          Section 3.5 Brokerage Fees and Commission.
     ConocoPhillips has not, directly or indirectly, incurred any obligation or entered into any agreement with any Person that would obligate Penreco or Purchaser to pay any commission, brokerage fee, “finder’s fee” or similar compensation in respect of the transactions contemplated by this Agreement.
          Section 3.6 Organization and Qualification.
     (a) ConocoPhillips is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
     (b) ConocoPhillips has all requisite power and authority to own its Seller’s Interest and to carry on its business with respect to its Seller’s Interest as it is now being conducted.
     (c) ConocoPhillips is duly qualified to do business, and is in good standing, in each jurisdiction in which its ownership of its Seller’s Interest makes such qualification necessary.

          Section 3.7 Outstanding Equity Interests.
     (a) There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any kind obligating ConocoPhillips to issue any additional equity interests in Penreco.
     (b) Upon consummation of the transactions at the Closing contemplated under this Agreement, ConocoPhillips will transfer to Purchaser, and Purchaser will have, good and marketable title to all of ConocoPhillips’ Seller’s Interest, free and clear of any Liens.
          Section 3.8 Tax Matters.
     ConocoPhillips is not a foreign person within the meaning of Section 1445 of the Code.
ARTICLE IV
Representations and Warranties of Zukerman
     Zukerman hereby represents and warrants to Purchaser as follows as of the Effective Date and at Closing, unless some other date or time is specified:
          Section 4.1 Authority to Sell Zukerman’s Seller’s Interest.
     Zukerman is the owner of its Seller’s Interest. Zukerman has pledged its Seller’s Interest pursuant to a Note Purchase Agreement and Trust and Collateral Agency Agreement with LaSalle Bank National Association as Trustee and Allstate Life Insurance Company, as Purchaser, as amended from time to time. Zukerman will obtain consent to the sale of its Seller’s Interest and a release of such pledge prior to Closing. Except as described in the preceding sentence, Zukerman has full right, power and authority to sell, transfer, convey and deliver its Seller’s Interest to Purchaser, in accordance with the terms of this Agreement, free and clear of any and all Liens.
          Section 4.2 Authority Relative to this Agreement.
     (a) Zukerman has the full corporate right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
     (b) The execution and delivery by Zukerman of this Agreement and the consummation by Zukerman of the transactions contemplated hereby have been duly and validly authorized by the Persons and in the manner required by Zukerman’s organizational documents and no other corporate proceedings on the part of Zukerman are necessary to authorize this Agreement or consummate the transactions contemplated by it.
     (c) This Agreement has been duly and validly executed and delivered by Zukerman and constitutes a valid and binding agreement of Zukerman, enforceable against Zukerman in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to grant or deny enforcement of remedies generally based upon public policy.

          Section 4.3 Consents and Approvals; No Violation.
     Except as described in Section 4.1, neither the execution and delivery of this Agreement by Zukerman nor the consummation of the transactions contemplated hereby will, with respect to Zukerman or its assets:
     (a) conflict with or result in any breach of any provision of the respective organizational documents of Zukerman;
     (b) require any consent, Permit of, filing with or notification to, any Governmental Authority or any other Person, except in connection with the HSR Act;
     (c) result, or with the passage of time result, in a default (or give rise to any right of termination, cancellation or acceleration), or with the passage of time, the giving of notice or the taking of any action by a third party, would result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Zukerman is a party or by which Zukerman or its assets may be bound; or
     (d) violate any Order or Regulation or Laws applicable to any of Zukerman or its assets.
          Section 4.4 Litigation; Orders.
     (a) There are no lawsuits, actions, administrative or other proceedings (including any proceedings in arbitration) or governmental investigations pending or, to Zukerman’s Knowledge, threatened against or relating to Zukerman or its assets, at law or in equity, in any court or arbitration proceeding or before or by any Governmental Authority that would materially and adversely affect the validity or enforceability of this Agreement as to Zukerman or the ability of Zukerman to perform its obligations under this Agreement or that would prevent or delay in any material respect the consummation of the transactions contemplated hereby.
     (b) Zukerman is not subject to any outstanding Order that would prevent or delay the consummation of the transactions contemplated hereby.
          Section 4.5 Brokerage Fees and Commission.
     Zukerman has not, directly or indirectly, incurred any obligation or entered into any agreement with any Person that would obligate Penreco or Purchaser to pay any commission, brokerage fee, “finder’s fee” or similar compensation in respect of the transactions contemplated by this Agreement.
          Section 4.6 Organization and Qualification.
     (a) Zukerman is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (b) Zukerman has all requisite power and authority to own its Seller’s Interest and to carry on its business with respect to its Seller’s Interest as it is now being conducted.
     (c) Zukerman is duly qualified to do business, and is in good standing, in each jurisdiction in which its ownership of its Seller’s Interest makes such qualification necessary.
          Section 4.7 Outstanding Equity Interests.
     (a) There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any kind obligating Zukerman to issue any additional equity interests in Penreco.
     (b) Upon consummation of the transactions at the Closing contemplated under this Agreement, Zukerman will transfer to Purchaser, and Purchaser will have, good and marketable title to all of Zukerman’s Seller’s Interest, free and clear of any Liens.
          Section 4.8 Tax Matters.
     Zukerman is not a foreign person within the meaning of Section 1445 of the Code.
ARTICLE V
Representations and Warranties of Sellers
     Sellers hereby jointly represent and warrant to Purchaser as follows as of the Effective Date and at Closing, unless some other date or time is specified:
          Section 5.1 Consents and Approvals; No Violation.
     Neither the execution and delivery of this Agreement by Sellers nor the consummation of the transactions contemplated hereby will, with respect to Penreco or the Assets:
     (a) conflict with or result in any breach of any provision of the respective organizational documents of Penreco;
     (b) require any consent, Permit of, filing with or notification to, any Governmental Authority or any other Person, except in connection with the HSR Act;
     (c) result, or with the passage of time result, in a default (or give rise to any right of termination, cancellation or acceleration), or with the passage of time, the giving of notice or the taking of any action by a third party, would result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Penreco is a party or by which Penreco or the Assets may be bound; or
     (d) violate any Order or Regulation or Laws applicable to any of Penreco or the Assets.

          Section 5.2 Litigation; Orders.
     (a) There are no lawsuits, actions, administrative or other proceedings (including any proceedings in arbitration) or governmental investigations pending or, to Sellers’ Knowledge, threatened against or relating to Penreco or the Assets, at law or in equity, in any court or arbitration proceeding or before or by any Governmental Authority that would materially and adversely affect the validity or enforceability of this Agreement or the ability of Sellers to perform their respective obligations under this Agreement or that would prevent or delay in any material respect the consummation of the transactions contemplated hereby.
     (b) Penreco is not subject to any outstanding Order that would prevent or delay the consummation of the transactions contemplated hereby.
     (c) Schedule 5.2(c) is a list of lawsuits, actions, administrative or other proceedings (including proceedings in arbitration) pending or, to Sellers’ Knowledge, threatened against or relating to Penreco, excluding such matters as are described elsewhere in this ARTICLE V.
          Section 5.3 Brokerage Fees and Commission.
     Penreco has not, directly or indirectly, incurred any obligation or entered into any agreement with any Person that would obligate Penreco or Purchaser to pay any commission, brokerage fee, “finder’s fee” or similar compensation in respect of the transactions contemplated by this Agreement.
          Section 5.4 Organization and Qualification.
     (a) Penreco is a general partnership duly organized, validly existing and in good standing under the laws of the State of Texas.
     (b) Penreco has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
     (c) Neither Penreco nor any of its Subsidiaries is required to be qualified to do business, and is not so qualified, in any jurisdiction in which Penreco or any of its Subsidiaries owns, leases or operates properties or assets or otherwise conducts business.
     (d) A complete copy of the Partnership Agreement has been provided to Purchaser.
     (e) Penreco is not in violation of any provision of its organizational documents with respect to any matter that would (i) result in any action taken by it through the Transaction Date to be invalid or unenforceable, (ii) result in any action contemplated by this Agreement to be taken by Penreco to be invalid or unenforceable, (iii) cause Penreco not to be in good standing under the laws of any jurisdiction in which it is organized or authorized to do business, or (iv) render Penreco subject to any fine, penalty or forfeiture.

          Section 5.5 Outstanding Equity Interests.
     (a) The only equity interests in Penreco are ConocoPhillips’ and Zukerman’s Seller’s Interests. There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any kind obligating Penreco to issue any additional equity interests in Penreco.
     (b) Except as described in Schedule 5.5, Penreco does not directly or indirectly own, has not agreed to purchase or otherwise acquire, and does not hold any interest convertible into or exchangeable or exercisable for, any capital stock or other equity interests of any Person. At Closing, Penreco will not directly or indirectly own any capital stock or other equity interests of any Person.
          Section 5.6 Financial Statements.
     (a) Schedule 5.6(a) contains a copy of the Audited Financial Statement. The Audited Financial Statement presents fairly in all material respects Penreco’s financial position as of December 31, 2006, and for the fiscal year then ended, in accordance with GAAP.
     (b) Schedule 5.6(b) contains a copy of the Interim Financial Statement. The Interim Financial Statement were prepared in a manner consistent with Penreco’s historical management reporting of such information and presents fairly Penreco’s financial position as of June 30, 2007 (the “Interim Financial Statement Date”), and for the period beginning January 1, 2007, and ending on the Interim Financial Statement Date. At the Effective Date, from the Interim Financial Statement Date to the Effective Date, there has been no material change in Penreco’s business, operations or financial condition compared to Penreco’s business, operations or financial condition as of the Interim Financial Statement Date, except as set forth in Schedule 5.6. At Closing, from the Interim Financial Statement Date, until Closing, there has been no material change in Penreco’s business, operations or financial condition compared to Penreco’s business, operations or financial condition as of the Interim Financial Statement Date, except as set forth in Schedule 5.6 and except as specifically contemplated by this Agreement.
          Section 5.7 The Assets.
     (a) Except as disclosed on Schedule 5.6 and except for property reflected on the Interim Financial Statement that has been sold or otherwise disposed of in the ordinary course of business since the Interim Financial Statement Date, Penreco has good and marketable title to all real and personal property reflected on the Interim Financial Statement, and holds by valid lease or license all other real or personal property used in connection with or relating to Penreco’s business but not so reflected on the Interim Financial Statement, free and clear of any Lien (collectively, the “Assets”). Except as disclosed on Schedule 5.7, Penreco has not received any written notice of any adverse claim to the title to any properties it owns or with respect to any lease or license under which it holds any properties.
     (b) Except as set forth in Schedule 5.7, the Assets constitute all of the tangible and intangible assets necessary to operate Penreco’s business in the manner in which it is operated.

     (c) Schedule 5.7(c) contains a “Fixed Asset Summary,” as of December 31, 2006, and updated as of June 30, 2007, of tangible personal property (excluding inventory) located at Penreco’s facilities at each of Dickinson, Texas, Karns City, Pennsylvania, The Woodlands, Texas, and Franklin Park, Illinois, and (except for the Franklin Park Assets and the Karns City Trucking Assets) included in the Assets, which list is maintained by Penreco in the ordinary course of business.
     (d) Schedule 5.7(d) contains a list of Penreco’s accounts receivable (including the aging of each such Account Receivable) as of June 30, 2007, which list is maintained by Penreco in the ordinary course of business and considered by Penreco to be accurate as of the date shown thereon.
     (e) Except as represented in this Section 5.7, Sellers make no representation or warranty whatsoever concerning the nature or quality of Penreco’s Assets.
          Section 5.8 Permits.
     Except with respect to Permits related to any Environmental Laws, as to which Sellers’ exclusive representations and warranties are made in Section 5.13:
     (a) Penreco possesses all Permits from all Governmental Authorities that are necessary to the ownership of the Assets or operation of Penreco’s business;
     (b) all such Permits are in full force and effect; and
     (c) no lawsuits, actions, proceedings or investigations by or against Penreco are pending or, to Sellers’ Knowledge, threatened seeking the revocation or limitation of any such Permit.
          Section 5.9 Labor Matters.
     (a) Except as and to the extent set forth on Schedule 5.9(a), (i) there is no labor strike, labor disputes, picketing, work stoppage, concerted refusal to work overtime, lockout or material dispute or slowdown pending or, to Sellers’ Knowledge, threatened against Penreco or with respect to any employees of Penreco, and there has been no labor strike during the last three years, (ii) Penreco is not a party to or bound by any (A) collective bargaining agreement or other material contract or agreement with any labor organization or other representative of employees pertaining to employees of Penreco or (B) written work rules agreed to with any labor organization or employee association applicable to employees of Penreco, (iii) no employee of Penreco is represented by any labor organization and, to the Sellers’ Knowledge, there are no organizations representing, purporting to represent or attempting to represent any employees of Penreco, and (iv) there are no material written (A) employment agreements or (B) personnel policies of Penreco applicable to employees of Penreco. Except as and to the extent set forth on Schedule 5.9(a), there are no labor disputes currently the subject of any pending grievance procedure, arbitration or litigation to which Penreco is a party. Except as and to the extent set forth on Schedule 5.9(a), there is no pending or, to Sellers’ Knowledge, threatened, grievance procedure, arbitration or litigation in which it is alleged that Penreco has failed to comply in all material respects with applicable Law pertaining to the employment of employees, employment practices, wages, hours and terms and conditions of employment, including, without limitation (except to the extent a matter is specifically addressed elsewhere in Section 5.9 or Section 5.10), all such Laws relating to (I) labor relations, (II) fair employment practices, (III) minimum wage and overtime, (IV) entitlements or other similar employment practices, (V) the Worker Adjustment Retraining Notification Act of 1988 (the “WARN Act”), (VI) ERISA, (VII) the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or (VIII) any laws respecting (1) employment discrimination, (2) sexual harassment, (3) disability rights or benefits, (4) equal opportunity, (5) plant closures, (6) affirmative action, (7) workers’ compensation, (8) severance payments, (9) employee leaves, (10) occupational safety and health, (11) the collection and payment of employment taxes or (12) unemployment insurance. No proceedings, claims, suits, actions or governmental investigations are pending or, to Sellers’ Knowledge, threatened, against Penreco with respect to employment and employment practices, terms and conditions of employment and wages and hours.
     (b) During the last four years, Penreco has not effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Penreco, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Penreco; and Penreco has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Except as and to the extent set forth on Schedule 5.9(b), none of Penreco’s employees has suffered an “employment loss” (as defined in the WARN Act) during the past six months.
     (c) Schedule 5.9(c) sets forth a true, correct and complete list of the Affected Employees (determined as of the date hereof), which specifies each Affected Employee’s name, job title or job description, annualized salary or base hourly wage rate, accrued vacation, paid leave, date of hire and current work or leave status.
     (d) Within the past 24 months, no union certification petition has been filed (with service of process having been made on Penreco), or, to Sellers’ Knowledge, threatened (or pending without service of process having been made on Penreco), that relates to employees of Penreco and, to Sellers’ Knowledge, no union authorization campaign relating to Affected Employees has been conducted.
     (e) Penreco is not a party to, or is otherwise bound by, any consent decree with any Governmental Authority relating to Affected Employees.
     (f) There is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement or other grievance proceeding against Penreco pending, or, to Sellers’ Knowledge, threatened.
     (g) Except as and to the extent set forth on Schedule 5.9(g), there is no proceeding, claim, suit, action or governmental investigation pending or, to Sellers’ Knowledge, threatened, with respect to which any current or former Penreco employee is entitled to claim indemnification from Penreco pursuant to (i) any indemnification agreement to which Penreco is a party, or (ii) applicable Law.

     (h) Except as and to the extent set forth on Schedule 5.9(h), during the last year, other than changes in the ordinary course of business of Penreco consistent with past practices, no changes have occurred in the work force involving employees of Penreco with respect to termination of the employment of any person holding a title of “president” or “vice president”, employee leasing arrangements, secondments or outsourcing of duties or functions.
     (i) Penreco is not a party to, or otherwise bound by, any consent decree with any Governmental Authority relating to employees or employment practices of Penreco.
     (j) Except for vacancies occurring in the ordinary course of business and vacancies that exist as a result of changes identified in Schedule 5.9(h), Penreco has employees sufficient to operate the business as presently conducted by Penreco.
     (k) Except as and to the extent set forth on Schedule 5.13(b), there are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health Laws pending (with service of process having been made, or written notice of investigation or inquiry having been served, on Penreco or Sellers), or to Sellers’ Knowledge threatened, against Penreco before the Occupational Safety and Health Administration or any federal, state or local agency or court.
     (l) Except as and to the extent set forth on any Schedule described in this Section 5.9, Penreco is in current compliance, and has been in compliance for the last three years, in all material respects with applicable Law, regulations, and Executive Orders pertaining to the employment of employees, employment practices, wages, hours, and terms and conditions of employment, including without limitation all such Laws relating to (I) labor relations, (II) fair employment practices, (III) minimum wage and overtime, (IV) entitlements or other similar employment practices, (V) the WARN Act, (VI) ERISA, (VII) COBRA, or (VIII) any laws respecting (1) employment discrimination, (2) sexual harassment, (3) disability discrimination, (4) equal opportunity, (5) plant closures or mass layoffs, (6) affirmative action plans, (7) workers’ compensation, (8) severance payments, (9) employee leaves, (10) minimum wage and overtime, (11) occupational safety and health, (12) the collection and payment of employment taxes and (13) unemployment insurance.
          Section 5.10 Employee Benefit Plan Matters
     (a) Schedule 5.10(a) sets forth a true, correct and complete list of all Penreco Benefit Plans. Schedule 5.10(a) identifies each of the Penreco Benefit Plans that is subject to Title IV of ERISA and each of the Penreco Benefit Plans that is a Multiemployer Plan.
     (b) Schedule 5.10(a) separately identifies each Penreco Benefit Plan for which Penreco serves as the plan sponsor within the meaning of Section 3(16)(B) of ERISA or with respect to which no entity other than Penreco has any liability or maintains such plan.
     (c) Sellers have heretofore either made available to Purchaser or delivered to Purchaser, as applicable, complete and correct copies of each of the following documents with respect to each Penreco Benefit Plan that is not a Multiemployer Plan:

     (i) the plan document and all amendments thereto (or if the Penreco Benefit Plan is not a written agreement, an accurate and complete written description thereof);
     (ii) Forms 5500, Annual Return/Report of Employee Benefit Plan, filed with the Internal Revenue Service (the “IRS”) for the three most recent annual periods;
     (iii) the most recent actuarial or valuation report;
     (iv) the most recent financial statement;
     (v) the most recent determination letter received from the IRS with respect to each Penreco Benefit Plan that is intended to qualify under Section 401 of the Code;
     (vi) any agreement directly relating to a Penreco Benefit Plan pursuant to which Penreco is obligated to indemnify any Person;
     (vii) the most recent summary plan description and all summaries of material modifications thereto;
     (viii) any correspondence from a Governmental Authority with respect to any matter that is still pending;
     (ix) the top-hat statement filed with the Department of Labor; and
     (x) the most recent FAS-106 report.
     (d) Neither the Sellers’ Interests nor any asset of Penreco or any ERISA Affiliate is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; none of Sellers, Penreco or any ERISA Affiliate has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists that could reasonably be expected to give rise to any such lien or requirement to post any such security. For purposes of this Section 5.10(d), ConocoPhillips makes no warranty with respect to Zukerman or any of its Subsidiaries other than Penreco and its Subsidiaries, and Zukerman makes no warranty with respect to ConocoPhillips or any of its Subsidiaries other than Penreco and its Subsidiaries.
     (e) All material accrued obligations of Penreco, whether arising by operation of Law, by contract or by past custom, for compensation, including, but not limited to, bonuses, accrued vacation and paid leave, to its current and former officers, employees, consultants or agents, for Taxes and other obligations to any Governmental Authority payable by Penreco in connection with such compensation, and for payments with respect to any Penreco Benefit Plan, have been paid or adequate accruals for such obligations are reflected on the Financial Statements.

     (f) With respect to each Penreco Benefit Plan that is not a Multiemployer Plan and that is subject to Title IV of ERISA, Part 3 of Title I of ERISA or Section 412 of the Code: (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event for which the reporting requirements have been waived by regulations) has occurred, (ii) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year, (iii) all “required installments” within the meaning of Section 302(e) of ERISA and Section 412(m) of the Code, whichever may apply, have been made when due, (iv) none of Penreco or any ERISA Affiliate is required to provide security under Section 307 of ERISA or Section 401(a)(29) of the Code, (v) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the Pension Benefit Guaranty Corporation (“PBGC”), (vi) other than routine Form 1 filings, no filing has been made by or on behalf of any ERISA Affiliate with the PBGC, (vii) no proceeding has been commenced by the PBGC to terminate any such plan, and (viii) no condition exists which constitutes grounds for the termination of any such plan by the PBGC. For purposes of this Section 5.10(f), ConocoPhillips makes no warranty with respect to Zukerman or any of its Subsidiaries other than Penreco and its Subsidiaries, and Zukerman makes no warranty with respect to ConocoPhillips or any of its Subsidiaries other than Penreco and its Subsidiaries.
     (g) No act, omission or transaction has occurred which would result in the imposition on Penreco or any indemnitee thereof, of (i) breach of fiduciary liability damages under Section 409 of ERISA, (ii) a civil penalty assessed pursuant to Section 502 of ERISA, (iii) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (iv) a penalty assessed pursuant to Section 6652 of the Code.
     (h) Each Penreco Benefit Plan that is not a Multiemployer Plan (i) has been maintained, operated and administered in all respects in accordance with its terms and applicable Laws, (ii) the terms of each such plan comply with applicable Law and (iii) each such plan that is intended to satisfy the requirements of Section 401(a) of the Code complies, in form and operation, with the requirements of Section 401(a) of the Code.
     (i) Each Penreco Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and no condition exists that could be reasonably expected to result in the revocation of any such letter.
     (j) Except and to the extent set forth on Schedule 5.10(j), no Penreco Benefit Plan provides medical, surgical, hospitalization, or life insurance benefits (whether or not insured by a third party) for employees or former employees of Penreco or any ERISA Affiliate, for periods extending beyond their terminations of employment, other than coverage mandated by COBRA or similar applicable Law, and no commitments have been made to provide such coverage. For purposes of this Section 5.10(j), ConocoPhillips makes no warranty with respect to Zukerman or any of its Subsidiaries other than Penreco and its Subsidiaries, and Zukerman makes no warranty with respect to ConocoPhillips or any of its Subsidiaries other than Penreco and its Subsidiaries.
     (k) Except with respect to the Long Term Incentive Plans (which will be terminated in accordance with Section 2.3(e)) and certain accelerated vesting of benefits in the Penreco

Savings and Investment Plan for Salaried Employees and the Penreco Savings and Investment Plan for Hourly Employees, the consummation of the transactions contemplated by this Agreement, either alone or in conjunction with another event (such as termination of employment), will not (i) entitle any current or former employee of Penreco to severance pay or any other payment or benefit under a Penreco Benefit Plan, (ii) accelerate the time of payment or vesting of benefits under a Penreco Benefit Plan or (iii) increase the amount of compensation due any current or former employee of Penreco.
     (l) Except for periodic review by the Internal Revenue Service under Cycle A with respect to the Penreco Pension Plan, the Savings and Investment Plan for Hourly Employees and the Salaried Employees Savings and Investment Plan, there is no legal proceeding, audit, examination or claim pending, or to Sellers’ Knowledge, threatened or contemplated relating to any Penreco Benefit Plan (other than routine claims for benefits).
     (m) Neither Penreco nor any ERISA Affiliate has (i) incurred any withdrawal liability with respect to a Multiemployer Plan or (ii) received any notification that any Multiemployer Plan is insolvent or in reorganization within the meaning of Title IV of ERISA. For purposes of this Section 5.10(m), ConocoPhillips makes no warranty with respect to Zukerman or any of its Subsidiaries other than Penreco and its Subsidiaries, and Zukerman makes no warranty with respect to ConocoPhillips or any of its Subsidiaries other than Penreco and its Subsidiaries.
     (n) The most recent financial statements and actuarial reports, if any, for the Penreco Benefit Plans reflect the financial condition and funding of the Penreco Benefit Plans as of the dates of such financial statements and actuarial reports, and no material adverse change has occurred with respect to the financial condition or funding of the Penreco Benefit Plans since the dates of such financial statements and actuarial reports.
     (o) Schedule 5.10(o) sets forth a true, correct and complete list of all relocation agreements, reimbursement agreements, and other similar compensation arrangements with Affected Employees that require the fulfillment of any obligations, liabilities or payments by Penreco on or after the Closing Date.
     (p) None of Sellers, Penreco or any ERISA Affiliate has any potential liability, contingent or otherwise, under the Coal Industry Retiree Health Benefits Act of 1992; and neither Penreco nor any entity that was ever an ERISA Affiliate was, on July 20, 1992, required to be treated as a single employer under Section 414 of the Code together with an entity that was ever a party to any collective bargaining agreement or any other agreement with the United Mine Workers of America. For purposes of this Section 5.10(p), ConocoPhillips makes no warranty with respect to Zukerman or any of its Subsidiaries other than Penreco and its Subsidiaries, and Zukerman makes no warranty with respect to ConocoPhillips or any of its Subsidiaries other than Penreco and its Subsidiaries.
     (q) Schedule 5.10(q)(i) sets forth a true, correct and complete list of each Affected Employee (a “Schedule 5.10(q) Employee”) with respect to whom Penreco is obligated to provide, on termination of employment of the Schedule 5.10(q) Employee with Penreco or its successor in interest, a lump sum cash payment calculated under an agreement between

Penreco and the Schedule 5.10(q) Employees (the “Severance Agreement”). No benefit is payable under the Severance Agreement with respect to any Person other than the Schedule 5.10(q) Employees. Schedule 5.10(q)(ii) sets forth all of the terms and provisions of the Severance Agreement. The rights of the Schedule 5.10(q) Employees under the Severance Agreement were earned and vested prior to January 1, 2005. The lump sum cash payment payable by Penreco under the Severance Agreement to a Schedule 5.10(q) Employee is limited to an amount equal to two times the annual compensation paid to such Schedule 5.10(q) Employee by Penreco or its successor in interest in the calendar year immediately preceding the date on which the Schedule 5.10(q) Employee’s employment with Penreco or its successor in interest terminates.
          Section 5.11 Compliance with Laws.
     Except with respect to the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. and Environmental Laws (as to which Sellers’ exclusive representations and warranties are made in Section 5.13), and with respect to Taxes (as to which Sellers’ exclusive representations and warranties are made in Section 5.15):
     (a) Penreco is in compliance with all applicable Laws and Regulations applicable to its operations and is not in default with respect to any Order applicable to Penreco;
     (b) Penreco has not received any notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Penreco or any of the Assets is subject; and
     (c) Penreco has not received any notice or other communication from any Governmental Authority or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Law or Regulation or (ii) any actual, alleged, possible or potential obligation on Penreco’s part to undertake, or to bear all or any portion of, any remedial action of any nature.
          Section 5.12 Material Contracts.
     Set forth on Schedule 5.12 is a list of Penreco’s Material Contracts. With respect to such Material Contracts, except as disclosed on Schedule 5.12, neither Penreco nor, to Sellers’ Knowledge, any other party to any Material Contract is in material breach thereof or material default thereunder and there does not exist under any provision thereof any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default on Penreco’s part or, to Sellers’ Knowledge, any other party to such Material Contract. Except as disclosed on Schedule 5.12 and except for any Material Contracts to be terminated or assigned pursuant to the terms of this Agreement, the Material Contracts are all of the Material Contracts now used by or for Penreco’s benefit.

          Section 5.13 Environmental Matters.
     (a) Schedule 5.13(a) describes, to Sellers’ Knowledge, all Environmental Liabilities associated with any of the Assets and attributable, in whole or in part, to activities or events that occurred wholly or in part prior to the Formation Date.
     (b) Except as set forth in Schedule 5.13(b):
     (i) With respect to the period beginning on the Formation Date, Penreco has not caused or allowed the generation, use, treatment, storage, Release or disposal of Hazardous Wastes at or from any site or facility owned, leased or operated by Penreco except in compliance with Environmental Laws.
     (ii) Penreco has secured all Environmental Permits necessary to the conduct of its business, which Environmental Permits are listed on Schedule 5.13(b), and all such Environmental Permits are in full force and effect and will remain in full force and effect at the time of the transfer of ConocoPhillips’ and Zukerman’s Seller’s Interests to Purchaser, and Penreco is in compliance with such Environmental Permits.
     (iii) Neither Penreco nor Sellers have received any notice of, nor to Sellers’ Knowledge is there, any proposal to amend, revoke or replace any Environmental Permit required for the operation of Penreco’s business or the Assets, nor is there any existing requirement under Environmental Laws that require Penreco to obtain any additional Environmental Permit or make capital improvements to the Assets to remain in compliance with Environmental Laws.
     (iv) There are not any existing, pending or, to Sellers’ Knowledge, threatened actions, suits, claims, investigations, inquiries or proceedings by or before any court or any other Governmental Entity directed against Penreco, its business or the Assets that pertain or relate to (A) any remedial obligations under any applicable Environmental Law, (B) violations by Penreco of any Environmental Law, (C) personal injury or property damage claims relating to a Release of chemicals or Hazardous Materials, or (D) response, removal, or remedial costs under CERCLA or any similar state law.
     (v) Penreco is not currently operating or required to be operating its business or the Assets under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law.
     (vi) Penreco is in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established under Environmental Laws.
     (vii) To Sellers’ Knowledge, there are no underground storage tanks located on, at or under any property currently or formerly owned, leased or operated by Penreco.

     (viii) None of the Assets is encumbered by a recorded Lien or, to Sellers’ Knowledge, any unrecorded Lien arising or imposed under Environmental Laws.
     (ix) No portion of any property currently or formerly owned, leased or operated by Penreco is part of a site listed on the National Priorities List under CERCLA or any similar ranking or listing under any state law.
     (x) All Hazardous Wastes generated by Penreco have been transported, stored, treated and disposed of by carriers or treatment, storage and disposal facilities authorized or maintaining valid Environmental Permits.
     (xi) Neither Penreco, nor to Sellers’ Knowledge, any other person has disposed or Released any Hazardous Materials on, at, or under any property currently or formerly owned, leased or operated by Penreco except such disposals or Releases referenced in the public records.
     (xii) Sellers have used their reasonable best efforts to provide Purchaser with copies of all environmental audits, assessments or other evaluations of Penreco’s business or any of the Assets that are in the possession or subject to the control of Sellers or Penreco or any of its Affiliates, consultants, agents or representatives.
     (xiii) With respect to the period beginning on the Formation Date, Penreco is, and to Sellers’ Knowledge has been, in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established under the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.
     (xiv) With respect to the period beginning on the Formation Date, Penreco is, and to Sellers’ Knowledge has been, in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established under the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.
     (xv) With respect to the period beginning on the Formation Date, Penreco is, and to Sellers’ Knowledge has been, in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established by the United States Food and Drug Administration.
          Section 5.14 Condemnation.
     There are no pending, or, to Sellers’ Knowledge, threatened condemnation or eminent domain proceedings, or contemplated sales in lieu thereof involving partial or total taking of any real property interests owned or held by Penreco.

          Section 5.15 Tax Matters.
     (a) Penreco has timely filed all Tax Returns that it was required to file and has paid all Taxes due and owing (whether or not shown on any Tax Return), and all such Tax Returns were correct and complete in all material respects.
     (b) None of Penreco’s Tax Returns is currently being audited or examined by any taxing authority.
     (c) Penreco has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax Return, Tax assessment or deficiency.
     (d) Penreco is not a party to any Tax allocation, indemnity or sharing agreement or arrangement.
     (e) No power of attorney granted by Penreco with respect to any Tax is currently in force except pursuant to the Partnership Agreement.
     (f) Penreco has not received any written notice of any threatened Tax audit, examination, refund litigation or adjustment in controversy.
     (g) No written notification from a taxing authority in a jurisdiction where Penreco does not file Tax Returns has been delivered to either Seller or to Penreco, which notification indicates that Penreco is or may be subject to taxation by that jurisdiction.
     (h) Penreco does not have any written requests for rulings or determinations in respect of any Tax pending with any taxing authority.
     (i) Penreco has withheld or collected and paid over to the appropriate taxing authority all Taxes required by Law to be withheld or collected including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws.
     (j) There are no liens for Taxes (other than Taxes not yet due and payable) on any of the properties or assets of Penreco.
     (k) Penreco is not a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of any amount that would be treated as an “excess parachute payment” within the meaning of Section 280G of the Code.
     (l) Penreco has not undertaken or participated in any listed transaction or other reportable transaction described in Section 6011 of the Code.
          Section l5.16 Patents, Trademarks.
     Except as set forth on Schedule 5.16, Penreco owns no patents, or registered trademarks, service marks, trade names or copyrights or any applications for any thereof. Penreco is not currently in receipt of any notice of infringement or notice of conflict with the asserted rights of others in any patents, trademarks, service marks, trade names and copyrights owned or held by other Persons.
          Section 5.17 Powers of Attorney.
     No Persons hold powers of attorney for Penreco other than revocable limited powers of attorney granted in connection with ad valorem, franchise and other state and local Taxes, administrative matters with respect to patents and trademarks, freight forwarders and customs brokers or other routine business matters, all of which powers of attorney are listed on Schedule 5.17.
          Section 5.18 Disclaimer of Other Warranties.
     EXCEPT AS EXPRESSLY REPRESENTED AND WARRANTED IN ARTICLE III, ARTICLE IV OR ARTICLE V, SELLERS MAKE NO WARRANTY WHATSOEVER, AND DISCLAIMS ANY WARRANTY THAT MIGHT OTHERWISE BE IMPLIED.
ARTICLE VI
Representations and Warranties of Purchaser
     Purchaser hereby represents and warrants to Sellers as follows:
          Section 6.1 Organization.
     Purchaser is a limited partnership, duly organized, validly existing and in good standing under the Laws of the State of Delaware.
          Section 6.2 Authority Relative to this Agreement.
     (a) Purchaser has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
     (b) The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by the Persons and in the manner required by Purchaser’s charter or other organizational documents and no other proceedings on the part of Purchaser are necessary to authorize this Agreement or consummate the transactions contemplated by it.
     (c) This Agreement has been duly and validly executed and delivered by Purchaser and this Agreement constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser, in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to grant or deny enforcement of remedies generally based upon public policy.

          Section 6.3 Consents and Approvals; No Violation.
     Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby will:
     (a) conflict with or result in any breach of any provision of the charter or other governing documents of Purchaser;
     (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person, except in connection with the HSR Act;
     (c) result, or with the passage of time result, in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to or by which Purchaser or any of its assets may be bound; or
     (d) violate any Order, Regulation or Laws applicable to Purchaser or any of its assets.
          Section 6.4 Litigation; Orders.
     There are no lawsuits, actions, administrative or other proceedings (including any proceedings in arbitration) or governmental investigations pending, or, to Purchaser’s Knowledge, threatened against or relating to Purchaser in any court or Governmental Authority that would materially and adversely affect the validity or enforceability of this Agreement or that would prevent or delay in any material respect the consummation of the transactions contemplated hereby. Purchaser is not subject to any outstanding Order that would prevent or delay in any material respect the consummation of the transactions contemplated hereby.
          Section 6.5 Brokerage Fees and Commissions.
     Purchaser has not, directly or indirectly, incurred any obligation or entered into any agreement that would obligate Sellers or Penreco to pay any commission, brokerage fee, “finder’s fee” or similar compensation in respect of the transactions contemplated by this Agreement.
          Section 6.6 Acquisition for Investment.
     Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of ConocoPhillips’ and Zukerman’s Seller’s Interests. Prior to entering into this Agreement, Purchaser was advised by its counsel and such other persons it deemed appropriate in the review of this Agreement. Sellers and Penreco have afforded Purchaser the opportunity to ask questions of Penreco’s managers and to acquire additional information about Penreco’s financial condition.

          Section 6.7 Financing.
     Purchaser has obtained an underwritten commitment in the form of Schedule 6.7 and, subject to those conditions therein identified, in an amount sufficient to provide financing to enable Purchaser to complete the purchases contemplated by this Agreement.
ARTICLE VII
Covenants of Sellers and Purchaser
          Section 7.1 Investigation of Business; Access to Properties and Records.
     (a) After the Effective Date and until the Transaction Date, Sellers shall and shall cause Penreco to afford to representatives of Purchaser reasonable access to (and, where appropriate, copies of) Penreco’s offices, properties, personnel, contracts, documents, data, books and records during normal business hours, in order that Purchaser may have full opportunity to make such investigations as it desires of Penreco’s affairs, and promptly furnish to Purchaser’s representatives such information concerning Penreco’s business records and personnel as may be reasonably requested by Purchaser. Purchaser’s investigation shall not unreasonably disrupt Penreco’s personnel and operations. Notwithstanding anything to the contrary in this Section 7.1(a):
     (i) Purchaser shall have no right to drill into any real property occupied by Penreco for the purpose of obtaining soil or groundwater samples, or for any other purpose;
     (ii) neither Penreco nor Sellers will be required to violate the terms of any agreement with any third party to hold information confidential or to waive any privilege it may have with respect to information communicated to its attorneys;
     (iii) neither Penreco nor Sellers will be required to provide personnel information with respect to any individual regularly employed to perform work for Penreco other than that individual’s name, date(s) of employment, and job title; and
     (iv) Purchaser shall not contact any supplier to or customer of Penreco with respect to any existing or contemplated commercial relationship without Penreco’s prior consent, which shall not be unreasonably withheld.
     (b) Any information provided to Purchaser or to its representatives in connection with the negotiation of this Agreement and the transactions contemplated hereby shall be held by the recipient in accordance with, and shall be subject to the terms of, the Confidentiality Agreement which Confidentiality Agreement remains in full force and effect and shall be deemed to be a part of this Agreement as though fully set forth herein.
     (c) Purchaser shall (i) hold all originals of Penreco’s books and records, and not destroy or dispose of any thereof for a period of five (5) years from the Transaction Date, except for books and records that relate to Taxes, which shall be held for the period specified in Section 8.3(c), and (ii) following the Transaction Date, afford Sellers, their accountants and counsel, during normal business hours, upon reasonable notice, reasonable access to such books, records, and to Penreco’s properties and employees for any legitimate purpose (including without limitation in connection with a Seller’s defense or prosecution of any litigation) at no cost to such Seller (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall limit any of a Seller’s rights of discovery.
          Section 7.2 Reasonable Efforts; Obtaining Consents.
     (a) Subject to the terms and conditions herein provided, Sellers and Purchaser each agree to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing, including using commercially reasonable efforts to (i) obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts, (ii) obtain all consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign Law or Regulation, (iii) lift or rescind any injunction or restraining order or other order materially and adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, (iv) effect all necessary registrations and filings including, but not limited to, submissions of information requested by Governmental Authorities, and (v) fulfill their respective conditions set forth in ARTICLE IX and ARTICLE X of this Agreement. Sellers and Purchaser further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other Order, decree or ruling or statute, rule, Regulation or executive order that would materially and adversely affect the ability of the Parties to consummate the transactions contemplated hereby, to use their respective commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be.
     (b) To the extent that any of Penreco’s Assets are not assignable by the terms thereof or consents to the assignment thereof cannot be obtained as provided herein, and after Closing Sellers, or either of them, are deemed to be the owner or holder of such Assets, then legal title to such Assets shall be held by Sellers in trust for Purchaser, and Purchaser shall hold all beneficial rights to such Assets and shall administer and maintain such assets according to its own sole discretion and at its own sole cost, and all benefits and obligations derived thereunder shall be for the account of Purchaser; provided, however, that where entitlement of Purchaser to such Assets hereunder is not recognized by any third party, Sellers shall, at the request of Purchaser, enforce in a reasonable manner, at the cost of and for the account of Purchaser, any and all rights of Sellers against such third party. All Parties shall use commercially reasonable efforts to secure consents required to vest legal title to such Assets in Purchaser as soon as practicable after Closing.
     (c) Each of Purchaser and Sellers shall promptly notify each other party of (i) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) from or by any Governmental Authorities with respect to the transactions contemplated hereby or (ii) the institution or the threat of litigation involving this Agreement or the transactions contemplated hereby.

          Section 7.3 Further Assurances.
     Sellers and Purchaser agree that, from time to time, whether before, at or after the Transaction Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably necessary to carry out the purposes and intents of this Agreement.
          Section 7.4 Affirmative Covenants of Sellers.
     From the Effective Date through the Closing, except as otherwise provided for in, or contemplated by, this Agreement and, except as consented to or approved by Purchaser in writing (which consent or approval shall not be unreasonably withheld), Sellers covenant and agree to cause Penreco to:
     (a) operate its business in the ordinary and usual course in all material respects consistent and in accordance with past practices;
     (b) use commercially reasonable efforts to preserve intact its business organizations, maintain its rights and franchises, retain the services of its officers, and maintain satisfactory relationships with its customers and suppliers;
     (c) maintain its assets in the ordinary course of business;
     (d) comply in all material respects with all applicable Laws, Regulations and Orders that are material to the conduct of their businesses and maintain in full force and effect all Permits necessary for the conduct of its business;
     (e) pay all accounts payable and other obligations when they become due and payable in the ordinary course of business;
     (f) use commercially reasonable efforts to cause the conditions in ARTICLE IX to be satisfied;
     (g) use commercially reasonable efforts to assist Purchaser in Purchaser’s efforts to obtain any consent or approval required under any Environmental Law as a prerequisite to the transfer of ConocoPhillips’ and Zukerman’s Seller’s Interests to Purchaser;
     (h) as soon as practicable following the Effective Date, assist Purchaser, and request Penreco’s independent auditor to assist Purchaser, in (i) the preparation of pro forma or combined financial statements with Purchaser for 2006, for the six months ended June 30, 2007, and for any other periods required under federal securities laws, reflecting the transactions contemplated hereby, and (ii) causing Penreco’s historical audited financial statements as of December 31, 2006, 2005, and 2004, and for each of the periods then ended, to be filed on Form 8-K by Purchaser, including providing any representation letters required by, and consents of, Penreco’s independent auditor. All reasonable out of pocket expenses incurred by Penreco in compliance with this Section 7.4(h), including, but not limited to, fees of Penreco’s independent auditors, shall be borne by Purchaser; and

     (i) use commercially reasonable efforts to memorialize in writing all of the terms and provisions of the Severance Agreement and obtain the express, written acknowledgement and agreement of the Schedule 5.10(q) Employees to all of such terms and provisions.
          Section 7.5 Negative Covenants of Sellers.
     From the Effective Date through the Closing, except as otherwise provided for in, or contemplated by, this Agreement and, except as consented to or approved by Purchaser in writing (which consent or approval shall not be unreasonably withheld), Sellers will not permit Penreco to:
     (a) issue, sell or agree to issue or sell, redeem, purchase or acquire any equity interests in, or any outstanding options, warrants or rights of any kind to acquire any equity interests in, Penreco;
     (b) effect any reorganization or recapitalization;
     (c) adopt any amendments to its organizational documents;
     (d) (i) change any policy or practice related to business transactions between Penreco and either Seller, (ii) change any method of accounting in effect at the Interim Financial Statement Date, except as may be required by Law and disclosed to Purchaser at Closing, (iii) make or rescind any election relating to Taxes, (iv) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes or (v) change any method of reporting income or deductions for federal Income Tax purposes from those employed in the preparation of the federal Income Tax Returns for the taxable year ending December 31, 2006, except as may be required by Law and disclosed to Purchaser at Closing;
     (e) incur any obligations for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business and consistent with past practice, including borrowings under Penreco’s existing revolving credit arrangement, but apart from such borrowings, no such incurred obligations shall exceed $100,000 individually or in the aggregate without the prior consent of Purchaser;
     (f) enter into, or amend, modify, terminate or waive in any material respect, any Material Contract or any material provision or right thereunder except in the ordinary course of business;
     (g) except in the ordinary course of business, (i) sell, transfer or otherwise dispose of any material assets, (ii) create or permit to exist any new material security interest, Lien or encumbrance on assets, (iii) enter into any material joint venture, partnership or other similar arrangement or form any other new material arrangement for the conduct of business or (iv) purchase any material assets or securities of any Person;
     (h) directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any Person other than Purchaser relating to the acquisition of Penreco or any of its Assets (other than sales of inventory in the ordinary course), whether directly or indirectly, through purchase, merger, consolidation or otherwise; and
     (i) agree to take any action prohibited by this Section 7.5.
          Section 7.6 Public Announcements.
     Without the prior written approval of the other Party, which approval shall not be unreasonably withheld, none of Sellers or Purchaser will issue, or permit any agent or affiliate to issue, any press releases or otherwise make or permit any agent or affiliate to make, any public statements with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the above, nothing in this Section 7.6 will preclude any Party from making any disclosures required by any Governmental Agency or Law.
          Section 7.7 Distribution of Cash.
     All of Penreco’s cash and cash equivalents shall be distributed to Sellers in a manner consistent with the Partnership Agreement prior to Closing. For avoidance of doubt, no such distribution shall result in any adjustment of the Purchase Price.
          Section 7.8 Post-Closing Employment Matters.
     (a) Purchaser shall recognize the International Union of Operating Engineers Local No. 564 (“Local No. 564”) as the exclusive representative of the bargaining unit covered by the April 1, 2007 Collective Bargaining Agreement between Penreco and Local No. 564 (the “Local No. 564 Agreement”), shall offer to assume and adopt, agree to assume and adopt, and upon request by Local No. 564, assume and adopt the Local No. 564 Agreement, and such Local No. 564 Agreement shall remain in full force and effect for its duration. Purchaser shall offer employment to all employees covered by the Local No. 564 Agreement (“Local No. 564 Represented Employees”) on the terms provided in the Local No. 564 Agreement, and with wages, hours and other terms and conditions of employment, including Local No. 564 Represented Employee benefit, retirement and welfare plans and programs in effect at Closing; and
     (b) Purchaser shall recognize The United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Unions and its Local No. 889 (“Local No. 889”) as the exclusive representative of the bargaining unit covered by the February 1, 2006 Collective Bargaining Agreement between Penreco and Local No. 889 (the “Local No. 889 Agreement”), shall offer to assume and adopt, agree to assume and adopt, and upon request by Local No. 889, assume and adopt the Local No. 889 Agreement, and such Local No. 889 Agreement shall remain in full force and effect for its duration. Purchaser shall offer employment to all employees covered by the Local No. 889 Agreement (“Local No. 889 Represented Employees”) on the terms provided in the Local No. 889 Agreement, and with wages, hours and other terms and conditions of employment, including Local No. 889 Represented Employee benefit, retirement and welfare plans and programs in effect at Closing.

          Section 7.9 Post-Closing Matters Related to Franklin Park Facility.
     (a) Purchaser shall cause any Assets located at the Franklin Park Facility but not included among the Franklin Park Assets (including all inventory other than tank bottoms in storage at the Franklin Park Assets) at Closing to be removed from the Franklin Park Facility within thirty (30) days after Closing.
     (b) Sellers bear no liability with respect to Penreco’s employment of, or termination of the employment of, any individual employed by Penreco and based at the Franklin Park Facility, except for individuals represented by Local No. 710 or Local No. 743, at Closing and no such individual may remain at the Franklin Park Facility after Closing.
          Section 7.10 Post-Closing Matters Related to Schedule 5.10(q) Employees.
     (a) Within fifteen (15) Business Days after Purchaser’s written request for information to calculate a Schedule 5.10(q) Employee’s benefit under the Severance Agreement is delivered to ConocoPhillips, ConocoPhillips shall provide to Purchaser all information with respect to benefit plans of ConocoPhillips or its successor in interest and actual or hypothetical benefits under such plans that Purchaser determines is necessary for Purchaser to calculate a payment due to a Schedule 5.10(q) Employee under the Severance Agreement, including, but not limited to, the value of the pension benefits and retiree medical benefits that such Schedule 5.10(q) Employee would have been entitled to receive if such employee had remained employed with ConocoPhillips or its successor in interest through the date such Schedule 5.10(q) Employee terminates his employment with Penreco or its successor in interest and the value of the pension benefits and retiree medical benefits that such Schedule 5.10(q) Employee will be entitled to receive from ConocoPhillips or its successor in interest.
     (b) From and after the Transaction Date, Sellers agree to protect, defend, indemnify and hold harmless Purchaser and Penreco and their respective affiliates, officers, directors, employees and agents from and against, and agrees to pay, all amounts payable under the Severance Agreement with respect to any Person other than an individual listed in Schedule 5.10(q)(i).
     (c) To the extent the provisions of this Section 7.10 conflict with any other provisions of this Agreement, the provisions of this Section 7.10 shall control.
     (d) ConocoPhillips shall grant to Purchaser reasonable access to all of the information, books and records relating to the Schedule 5.10(q) Employees within the possession of ConocoPhillips and its Affiliates and shall afford to Purchaser the right (at Purchaser’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Purchaser to fulfill an obligation to any Schedule 5.10(q) Employee or defend any claims made with respect to the Severance Agreement or otherwise.

ARTICLE VIII
Tax Matters
          Section 8.1 Tax Matters.
     (a) Sellers shall be solely liable for and shall pay all Taxes attributable to their respective Seller’s Interests and Penreco due for all taxable years and periods ending before the Transaction Date (the “Pre-Closing Tax Period”). Sellers will prepare and file or cause to be prepared and filed all Tax Returns or amended Tax Returns for Penreco that are required to be filed with each appropriate taxing authority for any Pre-Closing Tax Period, including a return for Penreco’s short tax year beginning before on January 1 of the year in which the Transaction Date occurs and ending immediately before the Transaction Date. All such Tax Returns will be filed on a timely basis, including extensions. Sellers shall provide Purchaser with a copy of such Tax Returns at least 15 days prior to the due date for such Tax Return (including extensions), and Purchaser shall have the opportunity to submit reasonable comments on such Tax Returns to Sellers for consideration but acceptance of any recommended change is strictly at Sellers’ discretion.
     (b) Notwithstanding any other provisions of this Section 8.1, Purchaser shall pay all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (“Transfer Taxes”) arising out of or in connection with the transactions effected pursuant to this Agreement. Seller and Purchaser shall cooperate in filing all necessary documentation and returns with respect to Transfer Taxes.
          Section 8.2 Tax Indemnification and Audits.
     (a) From and after the Transaction Date, Sellers agrees to protect, defend, indemnify and hold harmless Purchaser and Penreco and their respective affiliates, officers, directors, employees and agents from and against, and agrees to pay, all applicable Taxes, including all costs and expenses arising out of or resulting from any and all Taxes (i) imposed as a result of any assertion, claim, notice of deficiency or assessment by, or any obligation owing to, any taxing authority for any Taxes imposed on or with respect to Penreco or its assets, operations or activities attributable to any Pre-Closing Tax Period or (ii) arising or resulting from any breach of any representation or warranty of Sellers set forth in Section 5.15, provided, however, that each Seller’s liability with respect to Penreco’s Taxes shall be limited to 50% of such Taxes, including all costs and expenses arising out of or resulting from any and all Taxes.
     (b) Upon receipt of a written claim or any communication, oral or written, regarding Taxes (a “Tax Communication”) from any taxing authority, or from the Tax Matters Partner under ARTICLE XIV of the Partnership Agreement, that may result in the indemnification of a Party (the “Tax Indemnified Party”) under this Section 8.2 the Tax Indemnified Party shall promptly notify the Party (the “Tax Indemnitor”) obligated under this Section 8.2 to indemnify the Tax Indemnified Party in writing of such fact and attach a copy of any written Tax Communication.

     (i) If the Tax Indemnitor elects to control such proceeding, the Tax Indemnified Party shall take such action in connection with contesting any claim by a taxing authority as the Tax Indemnitor shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney, provided that (A) within thirty (30) days after the notice required by this Section 8.2(b)(i) has been delivered (or such earlier date on which any payment of Taxes is due by the Tax Indemnified Party, but in no event earlier than five (5) days after the Tax Indemnitor’s receipt of such notice), the Tax Indemnitor requests that such claim be contested, and (B) the Tax Indemnitor shall have agreed in writing to pay to the Tax Indemnified Party all costs and expenses that the Tax Indemnified Party may incur in connection with contesting such claim, including reasonable attorneys’ and accountants’ fees and disbursements. The Tax Indemnified Party shall not make any payment of such claim for at least fifteen (15) days (or such shorter period as may be required by applicable Law) after the giving of the notice required by this Section 8.2(b)(i), shall give to the Tax Indemnitor any information requested relating to such claim, and otherwise shall cooperate with the Tax Indemnitor in order to contest effectively any such claim. The Tax Indemnitor shall determine the method of any contest of such claim and shall control the conduct thereof. If the Tax Indemnitor elects to control the conduct of any audit, examination, investigation or administrative, court or otherwise proceeding, then the Tax Indemnitor may not settle, dispose or otherwise compromise any such proceeding without the prior written consent of the Tax Indemnified Party, which consent will not be unreasonably withheld. The Tax Indemnified Party shall have the right to control any proceeding which the Tax Indemnitor does not elect to control under this Section 8.2(b).
     (ii) Subject to the provisions of paragraph (i) of this Section 8.2(b), the Tax Indemnified Party shall enter into a settlement of a contest with the applicable taxing authority or prosecute such contest to a determination in a court, all as the Tax Indemnitor may reasonably request; provided, however, that the Tax Indemnified Party shall not be required by this Section 8.2(b) to agree to any settlement or take any position in any contest that may increase the Tax Indemnified Party’s Tax liability, as determined in the reasonable discretion of the Tax Indemnified Party (from the amount of Tax liability that would be owed if the contested tax return were accepted as filed and subsequent tax returns were filed consistently with it) for any period for which it is not indemnified by the Tax Indemnitor.
     (iii) Promptly, but in no event later than ten (10) days, after the extent of the liability of the Tax Indemnified Party with respect to a claim shall be established by the final judgment or decree of a court or a final and binding settlement with a Governmental Authority having jurisdiction thereof, the Tax Indemnitor shall pay to the Tax Indemnified Party the amount of any Taxes to which the Tax Indemnified Party may become entitled by reason of the provisions of this Section 8.2.
     (c) The indemnification provided in this Section 8.2 shall be the sole remedy for any claim of Purchaser in respect of Taxes and shall not be subject to the monetary limitations of Section 11.1(e). Any claim for indemnity under this Section 8.2 must be made in writing within ninety (90) days following the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension).

     (d) To the extent any refunds or credits with respect to Taxes paid by or with respect to Penreco are attributable to transactions in taxable periods commencing before and on or before the Closing, such refunds or credits shall be for the account of Seller.
     (e) To the extent the provisions of this Section 8.2 conflict with any other provisions of this Agreement, the provisions of this Section 8.2 shall control.
     (f) Subject to and in accordance with the provisions of this ARTICLE VIII, the Buyer or its duly authorized agents shall, in respect to tax matters ending on or before Pre-Closing Tax Period, Purchaser agrees to sign, or provide Sellers with authorization to sign, all Tax Returns and other necessary or appropriate document and communications with Taxing Authorities that in its as required under applicable Law.
          Section 8.3 Post-Closing Access to Information.
     From and after the Closing:
     (a) To the extent that a Seller retains any material, non-privileged records of or relating to Penreco, and to the extent that such records are relevant to the preparation of any Tax Return or payment of any Tax for which Purchaser is responsible, such Seller shall grant to Purchaser (or its designees) reasonable access during normal business hours to all of the information, books and records relating to Penreco’s Taxes (but not of any parent entity and not with respect to such Seller’s Interest before the Transaction Date) within the possession of such Seller (including work papers and correspondence with taxing authorities), and shall afford to Purchaser (or its designees) the right (at Purchaser’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Purchaser or any of its affiliates (or its designees) to prepare Tax Returns, to conduct negotiations with taxing authorities, to fulfill an obligation to any Governmental Authority imposed by Law, Regulation or Order and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.
     (b) Purchaser shall grant or cause Penreco to grant to Sellers reasonable access to all of the information, books and records relating to Penreco’s Taxes for any Pre-Closing Tax Period within the possession of Purchaser or Penreco (including work papers and correspondence with taxing authorities), and shall afford to each Seller the right (at such Seller’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller, to conduct negotiations with Tax authorities, to fulfill an obligation to any Governmental Authority imposed by Law, Regulation or Order and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement or otherwise.
     (c) Purchaser agrees to comply with the terms of Section 7.1(c) and (i) to hold all of Penreco’s books and records existing on the Transaction Date and not to destroy or dispose of any thereof for a period of five years from the Transaction Date or such longer time as may be required by Law and until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such books and records relate, and (ii) following the Transaction Date to afford Seller, its accountants and counsel, during normal business hours, upon reasonable request, at any time, full access to such books, records and other data and to Penreco’s employees to the extent that such access may be requested for any legitimate purpose at no cost to Seller (other than reasonable out of pocket expenses); provided, however, that nothing herein shall limit any of Seller’s rights of discovery.
     (d) In addition to and notwithstanding the any other provision of this Agreement, to the extent that, after Closing, a Party possesses schedules, work papers and other documents relating to any Tax Returns of or with respect to Penreco (but not of any parent entity and not with respect to a Seller’s Seller’s Interest before the Transaction Date), such Party will preserve and retain all such schedules, work papers and other documents until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.
     (e) Notwithstanding the foregoing provisions of this Section 8.3, neither Party shall be required to grant or cause to be granted to the other access to information, books and records or to furnish extracts or copies thereof if such information, books and records also include information regarding such Party or any of its affiliates. In such circumstances, such Party shall either (i) provide appropriately detailed summaries of the information contained therein or (ii) in providing extracts or copies thereof, redact the information relating to such Party or its affiliates.
          Section 8.4 Nature of Payments.
     Any payment from a Seller to Purchaser, Penreco, or any of their respective Affiliates pursuant to this ARTICLE VIII, shall be treated for Tax purposes as a decrease in the Purchase Price.
          Section 8.5 Allocation of Taxes.
     (a) Penreco will, to the extent permitted by applicable Law, elect with the appropriate taxing authority to close the taxable periods of Penreco as of and including the Closing Date. In any case where applicable Law does not require or permit a taxable period of Penreco to be closed as of and including the Closing Date, any Tax pertaining to a tax period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be determined in accordance with the applicable provisions of Section 8.5(b) hereof.
     (b) In the case of any Tax pertaining to a Straddle Period and which is based on income, sales, revenue, production or similar items or other Taxes not described in the next sentence, the portion of Tax pertaining or attributable to Penreco for the Pre-Closing Tax Period of a Straddle Period shall be determined on the basis of an interim closing of the books as of and including the Closing Date. Any other Taxes (other than ad valorem Taxes described in Section 2.6) assessed against or pertaining to any asset or operations of the Company for a Straddle Period shall be prorated between Sellers and Purchaser in accordance with this Section 8.5(b). The total amount of any such Taxes allocable to the Pre-Closing Tax Period shall be the product of (i) such Tax for the entirety of the Tax period including the

Closing Date, multiplied by (ii) a fraction, the numerator of which is the number of days in such Tax period prior to and including the Closing Date, and the denominator of which is the total number of days in the Tax period. Similarly, with respect to any credits relating to a taxable period that begins before and ends after the Closing Date but not based on an interim closing calculation, the portion of such credits that is allocable to the Pre-Closing Tax Period shall in the case of any credit arising from any Taxes be deemed to be the amount of such credit for the entire taxable year and shall be allocated based on the product of (i) such Tax for the entirety of the Tax period including the Closing Date, multiplied by (ii) a fraction, the numerator of which is the number of days in such Tax period prior to and including the Closing Date, and the denominator of which is the total number of days in the Tax period.
ARTICLE IX
Conditions to Purchaser’s Obligation to Close
     Purchaser’s obligation to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by Purchaser on or prior to the Transaction Date of all of the following conditions:
          Section 9.1 Representations, Warranties and Covenants of Sellers.
     (a) The representations and warranties of Sellers contained in ARTICLE III, ARTICLE IV and ARTICLE V of this Agreement considered individually, and all of such representations and warranties taken collectively, shall be true and correct in all material respects on and as of the Transaction Date with the same effect as though such representations and warranties had been made on and as of such date, except for (i) such representations and warranties that contain a standard of materiality, which shall be true and correct in all respects, (ii) representations and warranties that speak as of a specific date or time other than the Effective Date, which need only be true and correct in all material respects or all respects, as the case may be, as of such date or time, and (iii) matters occurring or related to the period between the Effective Date and the Transaction Date and identified by Sellers at or before Closing which do not, in the aggregate, constitute a Substantial Adverse Effect.
     (b) The covenants and agreements of Sellers contained in this Agreement to be performed on or before the Transaction Date in accordance with this Agreement shall have been duly performed in all material respects, except for such covenants and agreements that contain a standard of materiality, which shall have been duly performed in all respects, and Purchaser shall have received at the Closing a certificate, dated the Transaction Date and validly executed on behalf of each Seller, to the effect that the conditions set forth in Section 9.1(a), Section 9.1(b), Section 9.3 and Section 9.4 have been satisfied.
          Section 9.2 Waiting Period.
     The waiting period under the HSR Act applicable to the consummation of the transaction contemplated hereby shall have expired or been terminated.

          Section 9.3 No Injunction.
     At the Transaction Date, there shall be no pending or threatened injunction, restraining order or decree of any nature of any court or Governmental Authority or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby.
          Section 9.4 No Adverse Change or Claim.
     There shall have been no changes in Penreco’s business, operations or financial condition that, individually or taken as a whole, has or have resulted in a Substantial Adverse Effect on Penreco at any time after the Effective Date and prior to the Closing. No Person shall have made or threatened any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, either Seller’s Interest or any other voting, equity, or ownership interest in Penreco or (b) is entitled to all or any portion of the Purchase Price payable for either Seller’s Interest.
          Section 9.5 Resignations.
     Purchaser shall have received, at Closing, a resignation from Penreco’s Management Committee of each individual appointed by Sellers to serve on such Management Committee.
          Section 9.6 Non-Foreign Affidavit.
     Each Seller shall have furnished Purchaser an affidavit stating, under penalties of perjury, such Seller’s United States taxpayer identification number and that such Seller is not a foreign person pursuant to Section 1445(b)(2) of the Code.
          Section 9.7 Release of Pledge
     Zukerman shall have furnished Purchaser evidence, reasonably satisfactory to Purchaser, of the release of the pledge of Zukerman’s Seller’s Interest which is described in Section 4.1.
          Section 9.8 Transition Services Agreement.
     ConocoPhillips shall have executed and delivered to Purchaser a Transition Services Agreement in substantially the form attached hereto as EXHIBIT B, and any existing services agreement between ConocoPhillips and Penreco shall be terminated.
          Section 9.9 Noncompetition Agreement.
     Each Seller shall have executed and delivered to Purchaser a Noncompetition Agreement in substantially the form attached hereto as EXHIBIT C.
          Section 9.10 Feedstock Agreement (Base Oil).
     ConocoPhillips shall have executed and delivered to Purchaser an agreement to sell base oil to Purchaser in substantially the form attached hereto as EXHIBIT D, and any existing agreement pursuant to which ConocoPhillips sells base oil to Penreco shall have been terminated.
          Section 9.11 Feedstock Agreement (LVT).
     ConocoPhillips shall have executed and delivered to Purchaser an agreement to sell LVT feedstock to Purchaser in substantially the form attached hereto as EXHIBIT E, and any existing agreement pursuant to which ConocoPhillips sells LVT feedstock to Penreco shall have been terminated.
          Section 9.12 Feedstock Agreement (HDW Diesel).
     ConocoPhillips shall have executed and delivered to Purchaser an agreement to sell HDW diesel to Purchaser in substantially the form attached hereto as EXHIBIT F, and any existing agreement pursuant to which ConocoPhillips sells HDW feedstock to Penreco shall have been terminated.
          Section 9.13 LVT Unit Agreement.
     ConocoPhillips shall have executed and delivered to Purchaser an agreement to operate the LVT unit at ConocoPhillips’ Lake Charles, Louisiana refinery for the benefit of Purchaser in substantially the form attached hereto as EXHIBIT G, and any existing agreement pursuant to which ConocoPhillips operates the LVT unit at ConocoPhillips’ Lake Charles, Louisiana refinery for the benefit of Penreco shall have been terminated.
          Section 9.14 Consummation of Pre-Closing Transactions.
     Sellers shall have taken the actions contemplated by Section 2.3 and delivered to Purchaser such evidence of its compliance with such actions as Purchaser may require pursuant to Section 2.4(b).
          Section 9.15 Zukerman Guaranty.
     M.E. Zukerman & Co. Incorporated shall have executed to delivered to Purchaser a guaranty in substantially the form attached hereto as EXHIBIT H.
ARTICLE X
Conditions to Sellers’ Obligation to Close
     Sellers’ obligation to consummate the transactions contemplated hereby is subject to the satisfaction or waiver by Sellers on or prior to the Transaction Date of all of the following conditions:
          Section 10.1 Representations, Warranties and Covenants of Purchaser.
     (a) The representations and warranties of Purchaser contained in ARTICLE VI of this Agreement considered individually, and all of such representations and warranties taken collectively, shall be true and correct in all material respects, except for such representations and warranties that contain a standard of materiality, which shall be true and correct in all respects, on and as of the Transaction Date with the same effect as though such representations and warranties had been made on and as of such date, except for representations and warranties that speak as of a specific date or time other than the Effective Date (which need only be true and correct in all material respects as of such date or time).
     (b) The covenants and agreements of Purchaser contained in ARTICLE VII of this Agreement to be performed on or before the Transaction Date in accordance with this Agreement shall have been duly performed in all material respects, except for such covenants and agreements that contain a standard of materiality, which shall have been duly performed in all respects, and Sellers shall have received at the Closing a certificate, dated the Transaction Date and validly executed on behalf of Purchaser, to the effect that the conditions set forth in Section 10.1(a) and this Section 10.1(b) have been satisfied.
          Section 10.2 Waiting Period.
     The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated.
          Section 10.3 No Injunction.
     At the Transaction Date, there shall be no pending or threatened injunction, restraining order or decree of any nature of any court or Governmental Authority or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby.
          Section 10.4 Payment of Purchase Price.
     Purchaser shall have paid the Purchase Price as provided herein.
          Section 10.5 Matters Effecting Karns City Trucking Transfer.
     If Purchaser has exercised its option to cause the Karns City Trucking Assets to be transferred to a Karns City Trucking Transferee as provided in Section 2.4(a), then:
     (a) Sellers and the Karns City Trucking Transferee shall have entered into definitive agreements giving substantive effect to the provisions of Section 2.4(a);
     (b) Purchaser and the Karns City Trucking Transferee shall have entered into an agreement giving substantive effect to the provisions of Section 2.4(a)(iv); and
     (c) The transactions contemplated by Section 2.4(a) shall close prior to or contemporaneously with the Closing.

ARTICLE XI
Indemnification; Indemnification Procedures
          Section 11.1 Indemnification.
     (a) Sellers’ Indemnity. From and after the Transaction Date (or, as provided in Section 11.1(e), between the Effective Date and the Transaction Date, provided that Closing has occurred), subject to the other terms and limitations in this Section 11.1 and in ARTICLE VIII:
     (i) each Seller shall be severally, and not jointly, responsible for, shall pay on a current basis, and shall indemnify, defend, reimburse, and hold harmless Purchaser, and its parent, Subsidiaries and affiliated companies, and its and their officers, directors, employees, agents, and representatives (collectively, the “Purchaser Indemnitees”), from and against any and all Liabilities caused by, or arising or resulting from (A) any breach of any representation or warranty of such Seller set forth in ARTICLE III or ARTICLE IV respectively, and (B) any breach, or any failure to perform or satisfy, any of the respective covenants, agreements or obligations of such Seller set forth in this Agreement;
     (ii) each Seller shall be jointly and severally liable for any breach of any representation or warranty set forth in ARTICLE V; and
     (iii) each Seller jointly and severally indemnifies Purchaser against and holds Purchaser harmless against (A) any of the obligations identified in Schedule 2.3(a)(2) and undertaken by Magie Bros. Oil Company, (B) any claim arising under the Local No. 710 Agreement (except to the extent that applicable Law imposes upon Penreco after Closing or upon Purchaser any duty to negotiate in good faith with Local No. 710 with respect to matters relevant to the Local No. 710 Agreement and Penreco or Purchaser, as the case may be, fails to conform to such duty), (C) any claim arising under the Local No. 743 Agreement (except to the extent that applicable Law imposes upon Penreco after Closing or upon Purchaser a duty to negotiate in good faith with Local No. 743 with respect to matters relevant to the Local No. 743 Agreement and Penreco or Purchaser, as the case may be, fails to conform to such duty); (D) any claim arising under a Penreco Benefit Plan with respect to Penreco employees covered by the Local No. 710 Agreement or the Local No. 743 Agreement, including (1) the Penreco Magie Warehouse IBT Represented Employees Dental Benefit Plan, (2) Central States Southeast and Southwest Areas Health and Welfare Pension Funds, and (3) the Health and Welfare and Pension Funds for Local No. 710; (E) if Purchaser is not the Karns City Trucking Transferee, any claim arising under a Penreco Benefit Plan with respect to Penreco employees covered by the Local No. 926 Agreement, including (1) the Penreco Personal Accident Insurance Plan (IBT 926), (2) the Penreco Long Term Disability Plan (Class 2, IBT 926), and (3) the Teamsters KC Life Plan; (F) any Environmental Liability associated with the Franklin Park Assets, or (G) any liability associated with, or with the termination of, the Long Term Incentive Plans or the Salary Continuation Plan.

     (b) Purchaser’s Indemnity. From and after the Transaction Date, subject to the other terms and limitations in this Section 11.1 and in ARTICLE VIII, Purchaser shall be responsible for, shall pay on a current basis, and shall indemnify, defend, reimburse, and hold harmless each Seller and their respective affiliates, and their respective officers, directors, employees, representatives, agents, successors, assigns and heirs (collectively, the “Seller Indemnitees”) from and against any and all Liabilities caused by or arising, or resulting from, (i) any breach of any representation or warranty of Purchaser set forth in this Agreement, (ii) any breach, or any failure to perform or satisfy, any of the covenants, agreements or obligations of Purchaser set forth in this Agreement, and (iii) except for the limitation set forth in Section 11.1(g), any indebtedness, other than funded indebtedness, or other liability of Penreco and the Sellers in their respective capacities as Penreco’s general partners, regardless of when such liability accrued or indebtedness was incurred, provided that Purchaser does not indemnify Sellers with respect to (A) any act or omission committed or omitted by either of them which, if committed or omitted by a director or shareholder of a Texas corporation, would render such director or shareholder liable to such corporation or (B) liabilities assumed by Magie Bros. Oil Company as contemplated by Section 2.3(a), or by a Karns City Trucking Transferee, as contemplated by Section 2.4(a).
     (c) Sellers’ Waiver. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be liable to Seller Indemnitees for any exemplary, punitive, special, indirect, consequential, remote, or speculative damages, except to the extent any such damages are included in any third-party action against a Seller Indemnitee for which such Seller Indemnitee is entitled to indemnification under this Agreement.
     (d) Purchaser’s Waiver. Notwithstanding anything to the contrary in this Agreement, neither Seller shall be liable to Purchaser Indemnitees for any exemplary, punitive, special, indirect, consequential, remote or speculative damages, except to the extent any such damages are included in any third-party action against a Purchaser Indemnitee for which such Purchaser Indemnitee is entitled to indemnification under this Agreement.
     (e) Limitations on Indemnity.
     (i) With respect to any Indemnity Claim under Section 11.1(a)(ii) or Section 11.1(a)(iii), each Seller’s liability shall be limited to 50% of the damages suffered by Purchaser in connection with such Indemnity Claim. In no event shall either Seller’s aggregate liability under Section 11.1(a)(i) or Section 11.1(a)(ii), after satisfaction of the deductible described in Section 11.1(k), exceed $2,000,000 (two million dollars), except that there shall be no cap on ConocoPhillips’ liability with respect to Section 3.1 and Section 3.2, to Zukerman’s liability with respect to Section 4.1 and Section 4.2, or with respect to Section 11.1(a)(iii) or (except as provided in the first sentence of this Section 11.1(e)) to Sellers’ liability with respect to Section 5.7(a).
     (ii) Notwithstanding the foregoing, with respect to any liability claim solely with respect to matters occurring or related to the period between the Effective Date and the Transaction Date, each Seller’s aggregate liability under

Section 11.1(a)(i) or Section 11.1(a)(ii), after satisfaction of a deductible of $500,000 for each Seller, shall not exceed $5,000,000 (five million dollars).
     (iii) Any liability claims under Section 11.1(e)(ii) shall apply to and reduce Sellers’ liability limits that would otherwise be applicable under Section 11.1(e)(i). Any deductible amounts applicable to claims under clause (ii) above shall apply to and reduce the deductible amounts that would otherwise be applicable under Section 11.1(k).
     (f) Survival and Time Limitation. All of the representations, warranties, covenants, obligations and agreements of the Parties set forth in this Agreement shall survive the Closing. Except as provided in this Section 11.1(f), any claim for indemnification under this Section 11.1 must be made on or before the expiration of two years after the Transaction Date. Notwithstanding the foregoing, after the Transaction Date, any claim for indemnification (i) with respect to Taxes must be made prior to the expiration of the time period set forth in Section 8.2(c); (ii) by a Purchaser Indemnitee with respect to Section 3.1, Section 3.2, Section 4.1, Section 4.2, Section 5.7(a) or Section 11.1(a)(iii) may be made at any time prior to expiration of any applicable statute of limitations and (iii) by a Purchaser Indemnitee with respect to Section 5.10(q), Section 7.4(i) or Section 7.10 must be made no later than 30 days after the date that the last remaining Section 5.10(q) Employee terminates his employment with Penreco or its successor in interest.
     (g) Further Indemnity Limitations. No indemnification shall be required to be made by Purchaser pursuant to Section 11.1(b)(iii) with respect to any Liabilities for any matter for which a Seller is bound to indemnify Purchaser Indemnitees pursuant to Section 11.1(a) as limited herein.
     (h) Effect of Payment. The amount of a Liability asserted by an Indemnified Party against an Indemnitor shall be reduced to take into account any payment actually received by such Indemnified Party with respect to such Liability from any Person.
     (i) Mitigation. Each Indemnified Party under this ARTICLE XI shall use its reasonable efforts to mitigate Liabilities for which it seeks indemnification hereunder. No Person may claim indemnity under this ARTICLE XI with respect to any condition to Purchaser’s obligation to close described in ARTICLE IX and waived by Purchaser or with respect to any condition to a Seller’s obligation to close described in ARTICLE X and waived by such Seller.
     (j) Subrogation. Any Party receiving indemnity shall assign to the indemnifying Party all of its claims for recovery against third parties as to such Liabilities, whether by insurance coverage, contribution claims, subrogation or otherwise to the extent permitted by applicable Law.
     (k) Deductible. Notwithstanding any provision to the contrary contained in this Agreement (and except for the indemnity set forth in Section 11.1(a)(iii), with respect to which there is no deductible), Purchaser shall not make any claim against a Seller for any breach of the provisions of this Agreement until (i) with respect to any alleged breach of a warranty or representation set forth in ARTICLE III or ARTICLE IV or with respect to a breach of an obligation owed by a single Seller, (A) the dollar amount of any such claim exceeds $1,000,000 (one million dollars), or (B) the aggregate dollar amount of all claims, whether or not subject to the preceding clause (A), exceeds $10,000,000 (ten million dollars), and (ii) with respect to any alleged breach of a warranty or representation set forth in ARTICLE V or with respect to a breach of an obligation owed by both Sellers, (A) the dollar amount of any such claim exceeds $1,000,000 (one million dollars), or (B) the aggregate dollar amount of all claims, whether or not subject to the preceding clause (A) exceeds $10,000,000 (ten million dollars). For avoidance of doubt, the amounts described in the preceding sentence constitute deductibles, and not thresholds.
     (l) Inapplicability of Certain Indemnification Provisions. Notwithstanding anything to the contrary in this Agreement or the Assignment and Assumption Agreement with respect to the Sellers’ Interests, each Seller jointly and severally indemnifies the Purchaser Indemnitees against and holds the Purchaser Indemnitees harmless against any Liabilities caused by or arising, or resulting from, or in any way associated with, the assets distributed to or liabilities assumed by Magie Bros. Oil Company as contemplated by Section 2.3(a), or assets transferred to or liabilities assumed by a Karns City Trucking Transferee, if Purchaser is not the Karns City Trucking Transferee, as contemplated by Section 2.4(a). The indemnity provided by this Section 11.1(l) shall be from the first dollar of Liability, and shall not be subject to any basket or cap limitations, including those limitations set forth in Section 11.1(e) and Section 11.1(k).
     (m) Exclusive Remedy. A claim for indemnification under this ARTICLE XI shall be a Party’s sole remedy for (i) any breach of any representation or warranty of the other Party set forth in this Agreement, or (ii) any breach, or any failure to perform or satisfy, any of the covenants, agreements or obligations of the other Party set forth in this Agreement.
          Section 11.2 Indemnification Procedures.
     (a) Notice. All claims for indemnification under Section 11.1(a) or Section 11.1(b) shall be asserted and resolved under this Section 11.2, except that claims for indemnification with respect to Taxes shall be asserted and resolved under Section 8.2. Any Person claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and any Person against whom such indemnity claims are asserted hereunder is referred to as the “Indemnitor.” Promptly after an Indemnified Party has actually incurred a Liability or received notice of the commencement of any proceeding or claim against which it believes it is indemnified under this ARTICLE XI, the Indemnified Party shall, if a claim in respect thereto is to be made against the Indemnitor under Section 11.1, notify the Indemnitor in writing of the commencement thereof. No action or proceeding may be brought with respect to any of the representations and warranties or any of the covenants unless written notice thereof, setting forth in reasonable detail the claimed misrepresentation or breach of warranty or breach of covenant, shall have been delivered to the Party alleged to have breached such representation or warranty or such covenant prior to the applicable survival date. Failure to so notify the Indemnitor shall not relieve the Indemnitor from any liability that it may have to the Indemnified Party to the extent that the Indemnitor is not materially prejudiced by such omission or to the extent that the Indemnitor had Knowledge of such claim.

     (b) Election. The Indemnitor shall, within ten (10) days after receipt of a notice of Liability, proceeding or claim given pursuant to Section 11.2(a), either (i) acknowledge liability, as between the Indemnitor and the Indemnified Party, for such Liability or the amount in controversy in such proceeding or claim and pay the Indemnified Party the amount of such Liability or the amount in controversy in such proceeding or claim in cash or other immediately available funds (or establish by agreement with the Indemnified Party an alternative payment schedule), (ii) acknowledge liability, as between the Indemnitor and the Indemnified Party, for such Liability or the amount in controversy in such proceeding or claim, disavow the validity of the Liability, proceeding or claim or the amount thereof and, to the extent that it shall so desire in accordance with Section 11.2(c), assume the legal defense thereof, or (iii) reasonably object (or reserve the right to object until additional information is obtained) to the claim for indemnification or the amount thereof, setting forth the grounds therefor in reasonable detail.
     (c) Defense of Liability. If any proceeding or claim shall be brought against an Indemnified Party and it shall notify the Indemnitor thereof in accordance with Section 9.2(a), the Indemnitor shall be entitled to assume the legal defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnitor to the Indemnified Party of its election to assume the defense of such claim or such action, and so long as the Indemnitor is diligently contesting such claim or such action in good faith and by appropriate proceedings, the Indemnitor shall not be liable to the Indemnified Party under Section 11.1 for any attorney’s fees or other expenses (except reasonable costs of investigation) subsequently incurred by the Indemnified Party in connection with the defense thereof. In all other instances, the Indemnitor shall reimburse the Indemnified Party on a current basis for its expenses, including reasonable attorney’s fees and expenses and reasonable out-of-pocket expenses incurred in the investigation and defense thereof, and participation in the settlement or compromise thereof. If the Indemnitor does not assume and diligently contest such claim or such action as herein provided, the Indemnified Party shall be entitled to assume the legal defense thereof with counsel of its own choice and, subject to the provisions of Section 11.2(d), the Indemnitor shall be bound by the result obtained with respect thereto by the Indemnified Party. The Indemnified Party may participate with its own counsel at its own expense in matters being defended by the Indemnifying Party.
     (d) Settlement or Compromise of Liability. An Indemnitor will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such proceeding) unless such settlement, compromise or consent is for the payment of money damages only and includes an unconditional release of the Indemnified Party from all Liability arising out of such proceeding. If the Indemnitor has responded to the Indemnified Party pursuant to clause (i) of Section 11.2(b), the Indemnified Party may settle or compromise or consent to the entry of any judgment with respect to the proceeding that was the subject of notice to the Indemnitor pursuant to Section 11.2(b), without the consent of the Indemnitor. An Indemnified Party will not otherwise, without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened proceeding, but, if such proceeding is settled or compromised, with Indemnitor’s consent, or if there is entered any judgment with respect to any such proceeding, in either case with the consent of the Indemnitor, or if there be a final judgment for the plaintiff in any such proceeding, the Indemnitor agrees to indemnify and hold harmless any Indemnified Party from and against any Liability by reason of such settlement, compromise or judgment.
ARTICLE XII
Termination
          Section 12.1 Termination.
     This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing by:
     (a) the mutual consent of the Parties;
     (b) any Party, if there shall be any Order that is final and nonappealable preventing the consummation of the transactions contemplated hereby;
     (c) any Party, if the Closing has not occurred by the close of business on March 31, 2008; or
     (d) any Party, in the event of another Party’s material breach of this Agreement.
          Section 12.2 Procedure and Effect of Termination.
     In the event of termination of this Agreement pursuant to Section 12.1, written notice thereof shall forthwith be given by the terminating Party to the other Parties, and this Agreement shall thereupon terminate and become void and have no further effect, and the transactions contemplated hereby shall be abandoned without further action by the Parties, except that the provisions of Section 7.1(b), Section 7.6, ARTICLE XII and ARTICLE XIII shall survive the termination of this Agreement; provided, however, that such termination shall not relieve either Party of any liability for any breach of this Agreement. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to Section 3.3, Section 4.3, Section 5.1 and Section 6.3 shall, to the extent practicable, be withdrawn from the agency or other persons to which they were made.
          Section 12.3 Liquidated Damages upon Termination.
     If a Seller terminates this Agreement at a time more than 90 days after the Effective Date pursuant to Section 12.1(d) when Sellers are otherwise ready, willing and able to proceed to Closing but Purchaser refuses to do so, and provided that all conditions under ARTICLE IX have been met or waived, then Purchaser shall pay to each Seller, as such Seller’s sole remedy, the sum of $10,000,000 (ten million dollars) as liquidated damages and not as a penalty.

ARTICLE XIII
Miscellaneous
          Section 13.1 Counterparts.
     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.
          Section 13.2 Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of law that might apply the law of any other jurisdiction.
          Section 13.3 Entire Agreement.
     This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein, provided that the Confidentiality Agreement shall survive execution of this Agreement according to its terms, but shall terminate and be of no further force and effect as of and after the Transaction Date.
          Section 13.4 Notices.
     All notices hereunder shall be sufficient upon receipt for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service, or, to the extent receipt is confirmed, by facsimile or other electronic transmission service to the appropriate address or number as set forth below. Notices to ConocoPhillips shall be addressed to:
ConocoPhillips Company
600 North Dairy Ashford Road
Houston, TX 77079
Attention: President/Strategy, Integration and Specialty Businesses
Telephone No.: (281) 293-1000
Telecopy No.: (281) 293-6311
or at such other address and to the attention of such other person as ConocoPhillips may designate by written notice to the other Parties.
Notices to Zukerman shall be addressed to:
M.E. Zukerman & Co. Incorporated
450 Park Avenue, 6th Floor
New York, NY 10022
Attention: Penreco Matters
Telephone No.: (212) 634-1220
Telecopy No.: (212) 634-1221

or at such other address and to the attention of such other person as Zukerman may designate by written notice to the other Parties.
Notices to Purchaser shall be addressed to:
Calumet Specialty Products Partners, L.P.
2780 Waterfront Pkwy. E. Dr., Suite 200
Indianapolis, IN 46214
Attention: Vice President & CFO
Telephone No.: (317) 328-5660
Telecopy No.: (317) 328-5676
With a copy to:
Fulbright & Jaworski L.L.P.
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention: Charles L. Strauss
Telephone No.: (713) 651-5151
Telecopy No.: (713) 651-5246
or at such other address and to the attention of such other person as Purchaser may designate by written notice to Sellers.
          Section 13.5 Successors and Assigns.
     Purchaser may assign its rights and delegate its duties under this Agreement to any entity of which it or its general partner owns an interest equal to or greater than 50%, provided that Purchaser shall remain liable for the performance of all of its obligations hereunder unless expressly released by Sellers. Except as so provided, neither Party will assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party, which consent may not unreasonably be withheld.
          Section 13.6 Amendments and Waivers.
     (a) This Agreement may not be modified or amended except by an instrument or instruments in writing signed by all Parties.
     (b) Any Party may waive compliance by another Party with any term or provision of this Agreement by an instrument in writing, provided that a Seller may not waive the compliance of the other Seller with respect to obligations owed to Purchaser hereunder. The waiver by a Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

          Section 13.7 Agreement for the Parties’ Benefit.
     Except for Section 11.1 and Section 11.2 hereof, which are intended to benefit and to be enforceable by any of Seller Indemnitees or Purchaser Indemnitees, as the case may be, this Agreement is not intended to confer upon any Person not a Party hereto any rights or remedies hereunder, and no Person other than the Parties hereto or such Persons described above is entitled to rely on any representation, warranty or covenant contained herein.
          Section 13.8 Severability.
     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
          Section 13.9 Dispute Resolution.
     (a) Applicable Rules. In the event there shall exist any dispute or controversy with respect to this Agreement or any matter relating hereto or the transactions contemplated hereby, including, but not limited to, ARTICLE XI, the Parties hereto agree to seek to resolve such dispute or controversy by mutual agreement. If the Parties hereto are unable to resolve such dispute or controversy by agreement within 60 days following notice by any Party hereto of the nature of such dispute or controversy setting forth in reasonable detail the circumstances and basis of such dispute or controversy, the Parties agree that such dispute or controversy be resolved by binding arbitration pursuant to the provisions of this Section 13.9 hereof and in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”). All arbitration proceedings shall be held in Houston, Texas. If a Party elects to submit such matter to arbitration, such Party shall provide notice to the other Party of its election to do so, which notice shall name one arbitrator. Within 10 days after the receipt of such notice, the other Party shall provide written notice to the electing Party naming a second arbitrator. The two arbitrators so appointed shall name a third arbitrator, or failing to do so, a third arbitrator shall be appointed pursuant to the AAA Rules. Each arbitrator selected to act hereunder shall be qualified by education and experience to pass on the particular question in dispute and shall be independent and not affiliated with any of the Parties hereto. The arbitrators shall resolve all disputes in controversy in accordance with Texas substantive law. All statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding. The arbitrators appointed pursuant to this Section 11.9 shall promptly hear and determine (after due notice and hearing and giving the Parties reasonable opportunity to be heard) the questions submitted, and shall render their decision within 90 days after appointment of the third arbitrator or as soon as practical thereafter. If within such period a decision is not rendered by the board or a majority thereof, new arbitrators may be named and shall act hereunder at the election of either Party in like manner as if none had previously been named. The decision of the arbitrators, or a majority thereof, made in writing, shall absent manifest error be final and binding upon the Parties hereto as to the questions submitted, and each Party shall abide by such decision. Judgment on the award rendered by the arbitrators hereunder may be entered in any court having jurisdiction thereof. All fees and expenses of the arbitration shall be borne by the Parties equally. However, each Party shall bear the expense of its own counsel, experts, witnesses and preparation of proofs.
     (b) Limitation on Award. The arbitrator shall have no authority to award any indirect, consequential, punitive or exemplary damages of any kind.
          Section 13.10 Exercise of Rights and Remedies.
     Except as otherwise specifically provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any Party as a result of any breach or default by any other Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver. Except as otherwise specifically provided herein, no right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.
          Section 13.11 Expenses.
     (a) Except as otherwise provided in this Agreement, whether the purchase of the Seller’s Interests is or is not consummated, each Party will bear its own costs and Expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of attorneys, accountants and advisors.
     (b) Notwithstanding any other provision of this Agreement or applicable Law, Sellers shall cause Penreco to reimburse Purchaser for one-half of any filing fee required in connection with the HSR Act, provided that each Party shall bear its own attorneys’ costs and fees and other professional costs and fees in connection with any filing required under the HSR Act.
[The remainder of this page is intentionally blank.]

     IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties effective as of the Effective Date.

SELLERS:

M.E. ZUKERMAN SPECIALTY OIL
CONOCOPHILLIPS COMPANY			CORPORATION

By:	/s/ Gregory J. Goff		By:	/s/ M.E. Zukerman

	Name:	Gregory J. Goff		Name:	M.E.Zukerman
	Title:	Vice President		Title:	President

PURCHASER:

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

BY:	CALUMET GP, LLC, ITS GENERAL PARTNER

By:	/s/ R. Patrick Murray, II

	Name:	R. Patrick Murray, II
	Title:	Vice President and CFO
[This is the signature page to an Agreement with respect to the Sale of
Partnership Interests in Penreco, a Texas Partnership.]

ANNEX A
DEFINITIONS
“Affected Employees” means all Persons who are employees of Penreco (including Persons on vacation, temporary layoff, approved leave of absence, sick leave, family medical leave under the Family and Medical Leave Act, short-term disability leave or on long-term disability leave).
“Agreement” has the meaning set forth in the first paragraph of this Agreement.
“Assets” has the meaning set forth in Section 5.7(a) hereof.
“Assumed Liabilities” means all liabilities associated with the Seller’s Interest in respect of Penreco or the Assets, except to the extent any liability is specifically retained by a Seller pursuant to this Agreement and except for a Seller’s obligations set forth in this Agreement.
“Audited Financial Statement” means financial statements of Penreco, including the notes thereto, as of December 31, 2006, and for the fiscal year then ended, audited by PricewaterhouseCoopers LLP.
“Business Day” means any day other than Saturday, Sunday or any day when national banks in New York City, New York, are not open for business.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq.
“Closing” has the meaning set forth in Section 2.2.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.
“Confidentiality Agreement” means the Confidentiality Agreement dated April 30, 2007, executed by Purchaser in favor of Penreco and the Sellers.
“Effective Date” has the meaning set forth in the first paragraph of this Agreement.
“Environmental Laws” means all laws, rules, regulations, statutes, ordinances, decrees or orders of any Governmental Entity relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation, (1) the terms and conditions of any license, permit, approval, or other authorization by any Governmental Entity, and (2) judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Entity. The term “Environmental Laws” shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the

Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and any state, county, or local regulations similar thereto.
“Environmental Liabilities” means any and all damages (including any remedial, removal, response, abatement, clean-up, operation and maintenance costs of any groundwater remediation or recovery system, investigation and/or monitoring costs and associated legal costs) incurred or imposed (a) pursuant to any agreement, order, notice of responsibility, directive (including directives embodied in Environmental Laws), injunctions, judgment or similar documents (including settlements) arising out of, in connection with, or under Environmental Laws, or (b) pursuant to any claim by a Governmental Entity or any other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by such Governmental Entity or other Person pursuant to Environmental Laws, common law or statute and related to the use or Release of Hazardous Materials or Hazardous Wastes.
“Environmental Permits” means any permit, license, approval, registration, identification number or other authorization required under any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and the rulings issued thereunder.
“ERISA Affiliate” means an entity (whether or not incorporated) that is required to be treated as a single employer together with Penreco or Sellers for certain employee benefit plan purposes pursuant to Section 414 of the Code.
“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, and all other matters related to the consummation of the transactions contemplated hereby.
“Final Working Capital Amount” means the sum of Penreco’s (i) Accounts Receivable; (ii) Inventories (excluding LIFO Reserve); (iii) Materials and Supplies; and (iv) Other Current Assets, minus the sum of Penreco’s (vi) Accounts Payable, (vii) Accrued Payroll; and (viii) Other Current Liabilities, all as of the Transaction Date and as determined by the Parties as soon as practical after the Transaction Date (or, if necessary, by an arbitrator according to Section 2.5(c)) according to GAAP and in a manner consistent with the characterization of such items in the Interim Financial Statement. For the avoidance of doubt, Inventories shall include all inventory located at the Franklin Park facility, and there shall be no deduction for the value, if any, of the unusable “tank bottoms” included in Inventories.
“Financial Statements” means the Audited Financial Statement and the Interim Financial Statement.
“Formation Date” means July 10, 1997.

“Franklin Park Assets” has the meaning set forth in Section 2.3(a).
“Franklin Park Facility” has the meaning set forth in Section 2.3(a).
“GAAP” means United States of America generally accepted accounting principles consistently applied as in effect on the Effective Date.
“Governmental Authority” means any federal, state, local or foreign governmental agency or authority (other than a court).
“Hazardous Materials” shall mean (a) any substance or material that is listed, defined or otherwise designated as a “hazardous substance” under Section 101(14) of CERCLA, (b) any petroleum or petroleum products (including crude oil), (c) radioactive materials, urea formaldehyde, asbestos and PCBs and (d) any other chemical, substance or waste that is regulated by any Governmental Entity under any Environmental Law.
“Hazardous Waste” means (a) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. 6901 et seq.) as amended from time to time, and regulations promulgated thereunder or under any applicable state analogue, (b) any petroleum wastes or spills or Releases of petroleum products, (c) any solid waste, including asbestos and polychlorinated biphenyls, and (d) any recyclable materials.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated and the rulings issued thereunder.
“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.
“Income Tax” means any federal, state, local, or foreign tax based upon net income or similar assessment, including any interest, penalty, or addition thereto, whether disputed or not.
“Indemnified Party” has the meaning set forth in Section 11.2(a).
“Indemnitor” has the meaning set forth in Section 11.2(a).
“Indemnity Claim” means an assertion of the existence of Liability arising from one or more related acts, events or occurrences.
“Interim Financial Statement” means the unaudited, management prepared income statement and balance sheet of Penreco, including the notes thereto, as of June 30, 2007.
“Karns City Trucking Assets” has the meaning set forth in Section 2.4(a).
“Karns City Trucking Transferee” has the meaning set forth in Section 2.4(a)(i),
“Knowledge” means actual knowledge of a Seller or the Purchaser, as the case may be; provided that (i) with respect to matters represented by only one Seller to its “Knowledge,” only the actual knowledge of such Seller’s officers and the individuals identified below as those designated by such Seller to serve on Penreco’s management committee shall be ascribed to that Seller, (ii) with respect to matters represented by both Sellers to their “Knowledge,” only the actual knowledge of those designated by Sellers to serve on Penreco’s management committee and the individuals identified below as business leaders of Penreco shall be ascribed to Sellers, and (iii) with respect to matters represented by Purchaser to its “Knowledge” and with respect to Purchaser’s “Knowledge” of certain matters described in Section 7.1(a) only the actual knowledge of Purchaser’s officers shall be ascribed to Purchaser. The following individuals have been designated by Zukerman to serve on Penreco’s management committee: Matthew Lucey; William Johnson; and Morris Zukerman. The following individuals have been designated by ConocoPhillips to serve on Penreco’s management committee: Mike Brenk; Tom Liberti; and David Barney. The following individuals are business leaders of Penreco: Craig Bush; R. David Baum; Gary Aldrich; Julie Thompson; Darin Williams; Kim Westerlage; and Tim Barnhart.
“Law” means all laws, statutes and ordinances of the United States, any foreign country, or any domestic or foreign state, and any political subdivision thereof, including without limitation all decisions of courts having the effect of law in each such jurisdiction.
“Liabilities” shall mean that share of any and all direct or indirect, demands, claims, notices of violation, notices of probable violation, filings, investigations, administrative proceedings, actions, causes of action, suits, other proceedings, judgments, assessments, damages, deficiencies, Taxes, penalties, fines, obligations, responsibilities, liabilities, payments, charges, costs, and expenses of any kind or character attributable to the Seller’s Interest (whether or not arising, accruing or asserted prior to, on or after the Transaction Date, and whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, or otherwise), including penalties and interest on any amount payable as a result of any of the foregoing, any legal or other expenses reasonably incurred in connection with investigating or defending any claim, demand, or legal proceeding, and all amounts paid in settlement of claims, demands, or legal proceedings.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.
“Local No. 710” has the meaning set forth in Section 2.3(a).
“Local No. 710 Agreement” has the meaning set forth in Section 2.3(a).
“Local No. 743” has the meaning set forth in Section 2.3(a).
“Local No. 743 Agreement” has the meaning set forth in Section 2.3(a).
“Local No. 564” has the meaning set forth in Section 7.8(a).
“Local No. 564 Agreement” has the meaning set forth in Section 7.8(a).

“Local No. 564 Represented Employees” has the meaning set forth in Section 7.8(a).
“Local No. 889” has the meaning set forth in Section 7.8(b).
“Local No. 889 Agreement” has the meaning set forth in Section 7.8(b).
“Local No. 889 Represented Employees” has the meaning set forth in Section 7.8(b).
“Local No. 926” has the meaning set forth in Section 2.4(a)(i).
“Local No. 926 Agreement” has the meaning set forth in Section 2.4(a)(i).
“Long Term Incentive Plans” means those Penreco Benefit Plans denominated as such and adopted by Penreco annually beginning in 1999 through and including 2007.
“Management Committee” means the management committee established by the Partnership Agreement
“Material Contract” means an agreement between Penreco and any Person that could reasonably be expected to cause or result in Penreco’s expenditure or receipt of $100,000 or more over the stated term of such agreement without respect to any renewal terms.
“Multiemployer Plan” shall mean a multiemployer plan, as such term is defined in section 3(37) of ERISA, to which Penreco contributes or with respect to which Penreco may have any liability.
“Order” means any judgment, order or decree of any court, arbitration tribunal or Governmental Authority.
“Partnership Agreement” means the Partnership Agreement of Penreco dated as of July 10, 1997, between Conoco Inc. (to which ConocoPhillips Company is successor by merger) and Pennzoil Products Company (to which M.E. Zukerman Specialty Oil Corporation is successor by purchase), as amended by Amendments thereto respectively dated (i) October 1, 1997, (ii) June 30, 1999, (iii) July 16, 1999, (iv) July 16, 1999, (v) August 9, 1999, (vi) October 24, 2000, (vii) January 24, 2001, (viii) February 15, 2001, (ix) March 15, 2001, and (x) April 9, 2007 (and all schedules and exhibits to the foregoing).
“Party” and “Parties” have the meanings set forth in the first paragraph of this Agreement.
“Penreco” has the meaning set forth in the first recital of this Agreement.
“Penreco Benefit Plan” shall mean any employee welfare benefit plan or employee pension benefit plan as such terms are defined in sections 3(1) and 3(2) of ERISA (whether or not such plan is subject to ERISA), and any other benefit agreement, program, plan or arrangement, including, without limitation, a plan that provides retirement income or results in deferrals of income by employees for periods extending to their terminations of employment or beyond, a plan that provides medical, surgical or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment, any deferred compensation plan, incentive compensation plan, bonus plan or arrangement, stock ownership plan, stock option plan, stock purchase plan, stock award plan, phantom stock plan, golden parachute agreement, change of control agreement, severance pay plan, dependent care plan, cafeteria plan, employee assistance program, scholarship program, employment contract, consulting contract, retention incentive agreement, noncompetition agreement, consulting agreement, confidentiality agreement, vacation policy or paid leave policy, disability plan, death benefit plan, medical plan, surgical plan, hospitalization plan, life insurance plan and other similar plan, agreement, arrangement or understanding that is sponsored, maintained, administered or contributed to by Penreco or by a Seller for the benefit of Penreco’s employees or former employees, or for the benefit of employees or former employees (or their beneficiaries) of a Seller employed in connection with Penreco’s business or with respect to which Penreco may have any liability.
“Permit” means any and all material consents, permits, licenses, authorizations, Orders, certificates, registrations or other approvals granted by any Governmental Authority that are applicable to Penreco, the Assets or Penreco’s operation of any of the Assets.
“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity.
“Post-Closing Settlement Date” means five Business Days after the date on which the amount of the Final Working Capital Amount has been determined.
“Pre-Closing Tax Period” has the meaning set forth in Section 8.1(a) hereof.
“Preliminary Working Capital Adjustment” means, if the Preliminary Working Capital Amount is greater than $50,000,000, a number equal to one-half of the absolute value of the difference between $50,000,000 and the Preliminary Working Capital Amount, or, if the Preliminary Working Capital Amount is less than $50,000,000, a number equal to negative one (-1) multiplied by one-half of the absolute value of the difference between $50,000,000 and the Preliminary Working Capital Amount.
“Preliminary Working Capital Amount” means the sum of Penreco’s: (i) Accounts Receivable; (ii) Inventories (excluding LIFO Reserve); (iii) Materials and Supplies; and (iv) Other Current Assets, minus the sum of Penreco’s (vi) Accounts Payable, (vii) Accrued Payroll; (viii) Other Current Liabilities, all as of the Transaction Date and as determined by the Sellers, acting reasonably and in good faith, using Penreco’s records, according to GAAP and in a manner consistent with the characterization of such items in the Interim Financial Statement. For the avoidance of doubt, Inventories shall include all inventory located at the Franklin Park facility, and there shall be no deduction for the value, if any, of the unusable “tank bottoms” included in Inventories.
“Purchase Price” has the meaning set forth in Section 2.4(c).
“Purchaser Indemnitees” has the meaning set forth in Section 11.1(a).
“Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“RCRA” means the Resource Conservation and Recovery Act.
“Regulation” means any rule or regulation of any Governmental Authority having the effect of law.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment not permitted by an Environmental Permit.
“Salary Continuation Plan” means that Penreco Benefit Plan denominated as such as in effect at the Effective Date.
“Schedule 5.10(q) Employee” has the meaning set forth in Section 5.10(q).
“Seller Indemnitees” has the meaning set forth in Section 11.1(b).
“Seller” and “Sellers” have the meaning set forth in the first paragraph of this Agreement.
“Seller’s Interest” has the meaning set forth in the Recitals.
“Severance Agreement” has the meaning set forth in Section 5.10(q).
“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person, either alone or through or together with any other Subsidiary, owns, directly or indirectly, 10% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
“Substantial Adverse Effect” means one or more conditions, events or occurrences that in the aggregate cause or result in, or could reasonably be expected to cause or result in, a Liability of $20,000,000 (twenty million dollars) or more.
“Tax Communication” has the meaning set forth in Section 8.2(b).
“Tax Indemnified Party” has the meaning set forth in Section 8.2(b).
“Tax Indemnitor” has the meaning set forth in Section 8.2(b).
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means any federal, state, local or foreign income, property, ad valorem, production, severance, transportation, employment, payroll, franchise, occupation, sales, excise or use tax, customs duty, or governmental charge in the nature of tax imposed by any federal, state, local or foreign taxing authority, including any interest, penalties or additions attributable thereto, excluding Transfer Taxes, and including any obligation to assume or succeed to the Tax liability of another Person.

“Transaction Date” has the meaning set forth in Section 2.2.
“Transfer Taxes” has the meaning set forth in Section 8.1(b).

EXHIBIT A
PARTNERSHIP INTEREST ASSIGNMENT AND ASSUMPTION AGREEMENT
For consideration, the receipt and sufficiency of which is acknowledged, as of •, 2007 (the “Transaction Date”), • (“Seller”) does hereby sell, convey and assign to Calumet Specialty Products Partners, L.P. (“Purchaser”), all of Seller’s 50% general partnership interest in Penreco, a Texas general partnership.
Further, as of the Transaction Date, Seller does hereby assign to Purchaser all of Seller’s rights, and does hereby delegate to Purchaser all of Seller’s duties, arising under that certain Partnership Agreement of Penreco dated as of July 10, 1997, between Conoco Inc. (to which • is successor by merger) and Pennzoil Products Company (to which • is successor by purchase), as amended from time to time, and Purchaser does accept such assignments and delegation, and agrees to undertake and discharge such duties.
This Assignment and the obligations undertaken by Purchaser hereunder are subject to the terms and conditions to which Seller and Purchaser agree in that certain Agreement with Respect to the Sale of a Partnership Interest (the “Sale Agreement”) entered by and among Seller, Purchaser and • as of October 19, 2007, including, without limitation, the terms and condition of the Sale Agreement pursuant to which Seller indemnifies Purchaser for certain matters related to Penreco and Penreco’s liabilities.
IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties effective as of the Effective Date.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P., Purchaser		•, Seller

By:	CALUMET GP, LLC, its general partner

By:		By:

	Name:		Name:

	Title:		Title:

EXHIBIT B
FORM OF TRANSITION SERVICES AGREEMENT

EXHIBIT C-1
FORM OF NONCOMPETITION AGREEMENT — CONOCOPHILLIPS

EXHIBIT C-2
FORM OF NONCOMPETITION AGREEMENT — ZUKERMAN

EXHIBIT D
FORM OF FEEDSTOCK PURCHASE AGREEMENT (BASE OIL)

EXHIBIT E
FORM OF FEEDSTOCK PURCHASE AGREEMENT (LVT)

EXHIBIT F
FORM OF HDW DIESEL SALE AND PURCHASE AGREEMENT

EXHIBIT G
FORM OF LVT UNIT AGREEMENT

EXHIBIT H
FORM OF GUARANTY (M.E. ZUKERMAN & CO. INCORPORATED)